Exhibit 10.4

Execution copy

COMMERCIAL TERMS

FOR THE

RECEIVABLES FINANCE AGREEMENT

BETWEEN

LLOYDS TSB BANK PLC (1)

and

CIMCOOL INDUSTRIAL PRODUCTS B.V. (2)

RECEIVABLES FINANCE AGREEMENT

This Receivables Finance Agreement (the “Agreement”) is entered into on 12 March 2008

BETWEEN

(1)
WE, LLOYDS TSB BANK PLC, an English public limited company whose registered office is at 25 Gresham Street, London, United Kingdom; acting through our branch in the Netherlands with offices at Staten Bolwerk 1, 2011 MK Haarlem, the Netherlands, and

(2)
YOU, CLIENT, CIMCOOL INDUSTRIAL PRODUCTS B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), and whose registered seat (statutaire zetel) is at Vlaardingen, the Netherlands, registered with the Chamber of Commerce of Rotterdam under number 24174756 and having your office address at Schiedamsedijk 20, 3134 KK, Vlaardingen, the Netherlands,

IT IS AGREED that:

1.	INTRODUCTION

1.1.
In this Agreement, in our Operating Conditions (attached to this Commercial Terms as Annex I), in the Asset Based Finance Agreement and in any document pursuant to which a Security Interest is created in favour of us, we set out the terms on which we will make the Facility set out below available to you.  These are the only terms binding both of us.  They supersede all previous discussions, quotations, offer letters, proposals and representations. By signing this Agreement, you nonetheless confirm that all relevant individuals have either read, understood and accepted or have otherwise consented to statements about Data Protection which appear on either the offer letter, quotation, proposal or instruction letter sent to you and as contained in this Agreement and/or that the processing in accordance with such statements of Personal Data supplied by you is otherwise permitted.

1.2.	We may, by way of a separate agreement, make stock, plant and machinery, property or cashflow facilities, hire purchase and/or leasing facilities available to you.

1.3.	You confirm that you have read and understood this Agreement and the Operating Conditions and had the opportunity to take independent legal advice on your and our respective rights and obligations.

1.4.
To provide the Facility we need to have access to and to use and/or disclose Personal Data relating to individuals associated with your business and/or with your Customers’ businesses.  The terms upon which we will use such Personal Data are set out in the Operating Conditions.  You agree that you have read and understood such terms and that you have obtained any necessary consents from relevant individuals.

1.5.
The Operating Conditions are incorporated into and form part of this Agreement. If there is any conflict between these Commercial Terms and the Operating Conditions, then these Commercial Terms will prevail.

1.6.	The meanings of defined terms used in this Agreement are given below and in Part I of the Operating Conditions.

2.	THE FACILITY

2.1	Terms

2.1.1	Type of Facility:	Receivables Facility. Part I, II and VI of the Operating Conditions will apply to you.

2.1.2	Review Limit:
equal at all times to the Aggregate Debt Financing Limit (as defined in the Asset Based Finance Agreement). The  Aggregate Debt Financing Limit is an aggregate limit which is applicable to facilities made available to you and your Associated Businesses.

2.1.3	Advance Rate:	90%.

2.1.4	Funding Period:	Each period of 90 days beginning on the last Working Day of the month in which an Invoice is raised.

2.1.5	Minimum Term:	36 months from the Start Date.

2.1.6	Final Repayment Date	the date falling five years after the date of the Agreement

2.1.7	Notice Period:	3 months.

2.1.8	Additional Non-Notifiable Invoices:	none

2.1.9	Approval Limit:	This will be notified to you separately.

2.1.10	Approved Countries:	all EU, G7 and OECD countries.

2.1.11	Approved Currencies:	None.

2.2	Fees and Charges Receivables Facility

2.2.1	Margin:	1.75% per annum.

2.2.2	Arrangement Fee:	has the meaning as set forth in the Asset Based Finance Agreement

2.2.3	Service Charge:	has the meaning as set forth in the Asset Based Finance Agreement

2.2.4	Unused Line Fee:	has the meaning as set forth in the Asset Based Finance Agreement

2.2.5	Guarantee Fee:	1.75% per annum

2.2.6	Interest Payment Date:	the first Working Day of each month

2.2.7	Default Interest:	2% per annum

2.2.8	Transmission Charges:	EUR 40

2.2.9	Urgent Payment Charges:	EUR 10

2.2.10	Account Opening Fee:	EUR 1,000

2.2.11	Annual Account Maintenance Fee:	EUR 1,000

3.	POWER OF ATTORNEY

3.1
You irrevocably provide us a power of attorney (volmacht), with the right of substitution, to act on your behalf and to perform all acts on your behalf that are necessary or desirable, which power of attorney will be used in the event of the assignment of Invoices to perform all acts as listed in 3.2 and in case of a pledge of Invoices to perform all acts as listed in 3.3.

3.2	The power of attorney in case of assignment of Invoices under a Factoring Facility will give authority to the holder of it to:

•	perfect our title to an Invoice or its Related Rights; and/or

•	secure the performance of any of your obligations to us or a Customer.

In accordance with this power, we may without notice to you either in our name or in your name:

3.2.1	complete, negotiate or endorse all instruments representing payment of or security for Invoices as well as any other amount, however affected;

3.2.2	bring, conduct, compromise or defend any legal or other proceedings;

3.2.3	execute or sign any contracts or documents;

3.2.4	complete or perform any other acts as we consider reasonably necessary to complete a Contract of Sale;

3.2.5	dispose of or deal with any Related Rights; and

3.2.6	obtain payment of Invoices and, if necessary, give notice of the assignment of Invoices to us.

3.3	The power of attorney in case of pledge of Invoices will give authority to the holder of it to:

•	perfect our Security Interest to an Invoice or its Related Rights; and/or

•	secure the performance of any of your obligations to us or a Customer.

In accordance with this power, we may without notice to you either in our name or in your name:

3.3.1	complete, negotiate or endorse instruments representing payment of or security for Invoices as well as any other amount, however affected;

3.3.2	bring, conduct, compromise or defend any legal or other proceedings;

3.3.3	execute or sign any contracts or documents;

3.3.4	complete or perform any other acts as we consider reasonably necessary to complete a Contract of Sale;

3.3.5	dispose of or deal with any Related Rights; and

3.3.6	obtain, in so far as permitted pursuant to Article 3:246 Dutch Civil Code, payment of Invoices and, if necessary, give notice of the pledge of Invoices to us.

You will ratify anything lawfully done by any attorney, substitute attorney or mandate under the powers set out above.  You cannot cancel our powers under this clause and this power will last until all monies, obligations and liabilities owing by you to us have been performed or satisfied in full.

4.	CONDITIONS PRECEDENT

4.1	We will provide you with the Facility when we have received in a form and substance satisfactory to us:

4.1.1
a copy of your constitutional documents, consisting of: (i) your deed of incorporation, (ii) if applicable your current articles of association and (iii) an original copy of the extract pertaining to you from the trade register of the chamber of commerce;

4.1.2
a certified copy of a resolution of your board of directors approving the terms of, and the transactions contemplated by this Agreement, and resolving that it execute, deliver and perform this Agreement and any other security we require from you;

4.1.3	if applicable, a copy of a resolution signed by all the holders of the issued shares in the Client, approving the terms of, and the transactions contemplated by this Agreement;

4.1.4
if applicable, a copy of the advice cast by the relevant works council (ondernemingsraad) in respect of transactions contemplated by this Agreement or a confirmation from the works council that it refrains from exercising its rights to advise on the subject matter of this Agreement;

4.1.5	a corporate guarantee on first demand from Milacron Nederland B.V. and Milacron B.V. and a certified copy of the resolution of its governing body approving the granting of the guarantee;

4.1.6
any additional information or evidence we require to comply with our “know your customer” procedures, including satisfactory conclusion of any insolvency searches on you with the Central Insolvency Register (Centraal Insolventieregister), and any other searches deemed appropriate in this respect;

4.1.7	the implementation of a web-based application in which reports can be submitted;

4.1.8	copy of your latest audited accounts;

4.1.9	a right of pledge in favour of us on any Invoices duly completed and signed, corresponding to the first Notification of Invoices;

4.1.10
if applicable, originals of all the necessary consents as required by the Data Protection Act for the collection, processing and transfer of any Personal Data in relation to the Invoices assigned and pledged; and

4.1.11	other conditions precedent are:

•	a right of pledge in favour of us on any Collection Account held by you and on all of your stock and inventory;

•	a right of pledge in favour of us on all shares in your share capital.

5.	GUARANTEE

5.1           You irrevocably and unconditionally:

5.1.1
guarantee to us punctual performance by each Guaranteed Company of its Secured Obligations up to a maximum amount of EUR 7,000,000 (seven million euro) (for the purpose of this clause: the "Maximum Amount");

5.1.2
undertake, by way of its own and independent obligation, with us that whenever a Guaranteed Company does not pay any amount when due under or in connection with its Secured Obligations, that you shall immediately on demand pay that amount or, if less, the Maximum Amount, as if you were the principal obligor;

5.2
This guarantee is an independent guarantee and not a suretyship (borgtocht). You agree to and hereby waive any rights you may have under title 7.14 Dutch Civil Code, if any, which waiver is hereby accepted by us.

5.3
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Guaranteed Company under its Secured Obligations (but never exceeding the Maximum Amount), regardless of any intermediate payment or discharge in whole or in part.

5.4
Until all amounts which may be or become payable by a Guaranteed Company under or in connection with its Secured Obligations have been irrevocably paid in full, you will not exercise any rights which you may have by reason of performance by you of a Guaranteed Company's obligations to be indemnified by that Guaranteed Company and you subordinate in favour of us any rights which you may acquire by way of recourse or subrogation in connection with any right against any Guaranteed Company until all amounts which may be or become payable any Guaranteed Company under or in connection with the Secured Obligations have been irrevocably paid in full.

6.	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with the law of the Netherlands. You accept the jurisdiction of the competent court of the Netherlands to hear and determine any proceedings arising out of this Agreement.  However, you agree that we may bring proceedings in the courts of any other jurisdiction.

To confirm agreement to the terms and conditions contained in this Agreement together with all its Schedules, Annexes and other documents forming part of the documentation of the subject matter of agreement the parties have executed two originals of this Agreement on the date set out above.

LLOYDS TSB BANK PLC, represented by:
1. Mark Louman Proxyholder A Name	/s/ Mark Louman Signature
2. Claudia Roswitha van der Meer Proxyholder A Name	/s/ Claudia Roswitha van der Meer Signature

CIMCOOL INDUSTRIAL PRODUCTS B.V. duly represented by:
René van Geemen Managing Director Gerrit Jue Managing Director Name	/s/ René van Geemen /s/ Gerrit Jue Signature

ANNEXURE I
Operating Conditions

Guidance Note:

The Agreement is in relation to various products offered by Lloyds TSB Bank PLC in the Netherlands, and comprises two parts (a) the Commercial Terms and (b) the Operating Conditions.

The Commercial Terms and the Operating Conditions jointly set out the terms on which the Facility has been made available to you.

In so far as you have applied for a Euro Invoice Discounting Facility, then Parts I, II and III of the Operating Conditions will apply to you.

In so far as you have applied for an Export and/or Currency Invoice Discounting Facility, then Parts I, II and V of the Operating Conditions will apply to you.

In so far as you have applied for a Factoring Facility, then Parts I, II and IV of the Operating Conditions will apply to you.

In so far as you have applied for a Receivables Facility, then Parts I, II and VI of the Operating Conditions will apply to you.

OPERATING CONDITIONS

FOR

RECEIVABLES FINANCE AGREEMENT

BETWEEN

LLOYDS TSB BANK PLC(1)

AND

CIMCOOL INDUSTRIAL PRODUCTS B.V. (2)

We acknowledge receipt of these Operating Conditions (Part I, Part II, and Part VI) which form part of our agreement with you.

/s/ René van Geemen

/s/ Gerrit Jue

For and on behalf of Cimcool Industrial Products B.V.

12 March 2008
Date

OPERATING CONDITIONS – PART I		15
DEFINITIONS		15
Section 1 General Definitions		15
Section 2 Definitions related to Dutch law		21
OPERATING CONDITIONS - PART II		25
PROVISIONS RELATING TO ALL CLIENTS		25
1	LENGTH OF THE AGREEMENT	25
2	NOTIFICATION, INVOICE CLASSIFICATION AND APPROVAL LIMITS	25
3	USE OF FACILITY	26
4	CURRENT AND OTHER ACCOUNTS	26
5	COLLECTION OF INVOICES	27
6	OUR FEES AND CHARGES	28
7	EXPENSES, SET OFF AND INDEMNITY	29
8	WARRANTIES	30
9	UNDERTAKINGS	32
10	TERMINATION EVENTS	34
11	ASSIGNMENT OR PLEDGE OF INVOICES	36
12	REPURCHASE	37
13	COMMUNICATIONS BETWEEN US	38
14	VARIATIONS	39
15	COMMUNICATIONS WITH PROFESSIONALS AND OTHERS	39
16	DATA PROTECTION	39
17	PARTNERSHIPS AND SOLE TRADERS	41
18	NOTICES	42
19	GENERAL	42
20	INTERPRETATION	42
OPERATING CONDITIONS - PART III		44
PROVISIONS RELATING TO INVOICE DISCOUNTING CLIENTS ONLY		44
1	AGENCY APPOINTMENT	44
2.	PLEDGE OF INVOICES - DISCLOSED	45

3.	PLEDGE OF INVOICES - UNDISCLOSED	46
4.	INFORMATION AND REPORTING REQUIREMENTS	48
5.	NON-NOTIFIABLE INVOICES	49
6.	OUR SERVICES	50
7.	DISCOUNTING CLIENTS WHICH BECOME FACTORING CLIENTS	51
8.	FEES	51
9.	EXPORT/CURRENCY INVOICES	52
ANNEXURE I		53
List of Customers		53
ANNEXURE II		54
Form of Disclosed Pledge Agreement		54
Schedule I		56
Detail of Invoices		56
ANNEXURE III		57
Form of Notification to Customers		57
ANNEXURE IV		59
Form of Undisclosed Pledge Agreement		59
Schedule I		61
Detail of Invoices		61
OPERATING CONDITIONS - PART IV		62
PROVISIONS RELATING TO FACTORING CLIENTS ONLY		62
1	OUR SERVICES	62
2	ASSIGNMENT OF INVOICES	62
3	YOUR RESPONSIBILITIES	64
4	OUR FEES AND CHARGES FOR FACTORING CLIENTS	64
5	CURRENCY INVOICES	65
ANNEXURE I		66
List of Customers		66
ANNEXURE II		67
Assignment Agreement		67

Schedule I		69
Detail of Invoices		69
ANNEXURE III		70
Form of Notification to Customers		70
OPERATING CONDITIONS - PART V		72
PROVISIONS RELATING TO EXPORT AND CURRENCY FACILITIES		72
1	EXPORT AND CURRENCY FACILITIES
2	OUR FEES AND CHARGES
OPERATING CONDITIONS - PART VI		73
PROVISIONS RELATING TO RECEIVABLES FACILITIES		73
1.	PURPOSE OF THE FACILITY
2.	INTEREST
2.1.1	EURIBOR.
We shall notify you promptly upon the determination of the rate of interest under the Agreement.		73
2.2	You shall pay accrued interest on the Facility in arrears on each Interest Payment Date, on which date we shall charge your Current Account with the amount due.
2.3
If you fail to pay any amount payable under the Agreement on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgement) at the rate determined as the Default Interest.

3.	REPAYMENT
4.	PREPAYMENT
5.	SECURITY
	As security for your Secured Obligations you shall grant in our favour, whether or not in advance, an undisclosed first priority right of pledge (stil pandrecht eerste in rang) on all your Invoices in the manner set forth in Article 3:239 paragraph 1 of the Dutch Civil Code, and in accordance with the form requested by us.	73
6	INFORMATION AND REPORTING REQUIREMENTS	74
7	NON-NOTIFIABLE INVOICES	75
8	OUR SERVICES	76
ANNEXURE I		78
List of Customers		78

OPERATING CONDITIONS – PART I

DEFINITIONS

In the Agreement the following words have the meaning set out opposite them:

Section 1 General Definitions

“Account Opening Fee”	any fee referred to in the Commercial Terms calculated in the manner set out in Operating Conditions – Part II – Provisions relating to all clients;
“Annual Account Maintenance Fee”	any fee referred to in the Commercial Terms calculated in the manner set out in Operating Conditions – Part II – Provisions relating to all clients;
“Additional Service Fee”	the fee charged to Factoring Clients in respect of Invoices still unpaid at the ending of the Funding Period;
“Advance Rate”	any percentage to be paid by us on account of the Nominal Amount of each Approved Invoice specified in the Commercial Terms as varied in accordance with the Agreement from time to time;
“Advance”
the amount paid by us on account of the Nominal Amount of each Approved Invoice, in the case of Invoice Discounting, Factoring Clients and Receivables Clients, calculated by applying the Advance Rate to such Invoice;

“Approved Currency”	any currency referred to in the Commercial Terms or any other currency which we may approve from time to time but excluding any currency which we notify you is not or no longer an Approved Currency;
“Approval Limit”
any limit established by us in discussion with you and notified to you from time to time in relation to the maximum value of Invoices owing by some or all of your Customers expressed either as a fixed monetary amount or a percentage of all your Invoices outstanding from time to time;

“Approved Invoice”	all or part of any Notified Invoice not classified by us as Disapproved and “Approved” shall be construed accordingly;

“Approved Country”	any country referred to in the Commercial Terms or agreed by us from time to time but excluding any country which we notify you is not or no longer an Approved Currency;
"Asset Based Finance Agreement"	The asset based finance agreement of even date herewith between you, us and some of your Associated Businesses.
“Associated Business”	-	Cimcool Europe B.V.;
	-	Cimcool Industrial Products B.V.;
	-	D-M-E Europe CVBA;
	-	Ferromatik Milacron Machinenbau GmbH; and
any other person or business which is owned or controlled by
	(i)	you or your spouse; or
	(ii)	any director or partner of yours; or
	(iii)	anyone who directly or indirectly controls (or who can take control of) you; or
	(iv)	anyone you control (or you can take control of);or
	(v)	any holding company;
“Availability”
the amount of any Invoice Discounting, Factoring Facility or Receivables Facility available to you calculated as set out in condition 4.4 of the Operating Conditions – Part II – Provisions relating to all Clients;

“Bank”	Lloyds TSB Bank plc and its successors or assigns;
“Base Rate”	the published base rate of the Bank from time to time;
“Collection Account”	any bank account into which payments from Customers in respect of Invoices are required to be paid;
“Collection Date”
in the case of any Invoice which is: (a) paid in cash: the date of receipt of the cash by you; (b) paid by cheque or other instrument: the date on which funds representing the same are cleared by your bankers for interest; (c) paid by TARGET or CSS: the date on which funds are credited to a Collection Account;

“Commercial Terms”	the terms set out in the main body of the Agreement (other than the Operating Conditions) as varied, amended, supplemented or replaced from time to time;

“Contingent Instrument”	a guarantee, bond or letter of credit issued by us or an Issuer pursuant to any Contingent Liability Facility;
“Contingent Liability Facility”	any Facility provided by us to you offering you the option to request the issue of Contingent Instruments;
“Contract of Sale”	a contract in any form (including a purchase order) for the sale or hire of goods and/or provision of services to a Customer under which an Invoice arises;
“Counter Indemnity”	an indemnity provided by us to an Issuer in their preferred form for all monies, obligations and liabilities incurred under a Contingent Instrument;
“Credit Balance(s)”	any credit balance on the Current Account;
“Currency Invoice”	any Invoice payable in an Approved Currency (other than Euro);
“Current Account”	an account administered by us with account number 267600011 designated LTSB re Cimcool Industrial Products BV;
“Customer”	a party under a Contract of Sale obliged to pay you the Invoice and, where the context so permits, a prospective Customer;
“Debit Balance(s)”	any debit balance on the Current Account;
“Delivered”	in relation to Goods:
(i) physical delivery to (or to the order of) a Customer;
(ii) the Customer taking the risk in the Goods;
(iii) performance of the Contract of Sale;
in relation to services: completed and “Deliver” and “Delivery” are to be construed accordingly;
“Disapproved Invoice”	all or part of any Invoice classified by us as disapproved in accordance with condition 2 and ‘Disapproved’ is to be construed accordingly;
“Drawdown Date”	means the date on which the relevant Advance as requested in the Drawdown Request must be available to you;
“Drawdown Request”	means a notice sent by you to us requesting an Advance substantially in the relevant form set out in Annexure V of Operating Conditions Part VI;

“EEA”	European Economic Area;
“EURIBOR”	has the meaning as set forth in the Asset Based Finance Agreement;
“Euro” or “€”
the single currency of the member states of the European Union which have adopted the Euro as their lawful currency in accordance with the legislation of the European Union relating to European Economic and Monetary Union, or if different, the lawful currency of Belgium or the Netherlands (as applicable);

“Export Facility”	a Facility where we have agreed to pay for your Export Invoices;
“Export Invoice”	an Invoice which is:
(i) addressed to a Customer in one of the countries referred to in the Commercial Terms; and
(ii) expressed either in an Approved Currency or Euro;
“Facility”
means each or all (as the context requires) of any Invoice Discounting Facility, Factoring Facility, Receivables Facility or Export and/or Currency Facility, made available by us to you from time to time under the terms of the Agreement;

“Factoring Client”	a client to whom a Factoring Facility is made available;
“Factoring Facility”	a debt purchase facility provided on the terms of the Agreement;
“Fees and Charges”	all those fees and charges to which we are entitled for providing any Facility (and any VAT thereon);
"Guaranteed Company"	Cimcool Europe B.V., D-M-E Europe CVBA and Ferromatik Milacron Machinenbau GmbH;
“Goods”	any goods the subject of a Contract of Sale;
“Invoice”
any present, future or contingent obligation (including any tax or duty) of a Customer to make payment under a Contract of Sale (whether invoiced or not) and, where the context permits, includes part of an Invoice;

“Invoice Discounting Client”	a client to whom an Invoice Discounting Facility is made available;
“Invoice Discounting Facility”	a debt purchase facility provided on the terms of the Agreement;
“Issuer”	a bank or other financial institution approved by us which issues a Contingent Instrument on your behalf;

“Margin”	the Margin specified in the Commercial Terms;
“Minimum Fee”	any minimum fee specified in the Commercial Terms;
“Minimum Term”	the shortest period for which the Agreement must operate specified in the Commercial Terms;
“Net Value”	in relation to any Invoice, the amount actually received by us in settlement or discharge after taking into account all deductions, discounts and off-sets;
“Nominal Amount”	the amount received by us in or towards each Invoice together with its Related Rights;
“Non-Notifiable Invoices”
those Invoices described as non-notifiable in the Operating Conditions for Invoice Discounting Clients and Receivable Clients and specified as Additional Non-Notifiable Invoices in the Commercial Terms;

“Notice Period”	the period of notice to be served to terminate the Agreement specified in the Commercial Terms;
“Notification”
your notification to us in the format we specify of the existence and amount of Invoices and other matters referred to in conditions 9.1.7 and 9.1.8 of the Operating Conditions – Part II – Provisions relating to all Clients and “Notified” and “Notify” are to be construed accordingly;

“Notified Value”	the full amount of each Invoice given in a Notification (including any applicable tax or duty) and before any discount for prompt payment or otherwise;
“Operating Conditions”	the terms and conditions on which we will provide a Facility to you incorporated in the Agreement, signed by you for identification as amended, varied, supplemented or replaced from time to time;
“Receivables Client”	a client to whom a Receivables Facility is made available;
“Receivables Facility”	a loan facility provided on the terms of the Agreement;
“Reserve”	any reserve applied by us to your Availability in such amount as we may determine from time to time;
“Review Limit”	the amount equal at all times to the Aggregate Debt Financing Limit (as defined in the Asset Based Finance Agreement);
"Secured Obligations"
all obligations representing indebtedness for borrowed money, present or future, absolute or contingent, matured or not, at any time owing by you or any Guaranteed Company to us under or in connection with the Asset Based Finance Agreement or the Financing Documents (as defined in the Asset Based Finance Agreement), provided, however, that any such obligation arises out of a loan arrangement providing for revolving working capital loans;

“Service Fee”	the fee charged for the provision of our services to you calculated, unless otherwise agreed, as provided in Operating Conditions – Part II – Provisions relating to all clients;
“Start Date”	the later of:
(a) the date of the Agreement; and
(b) the date on which we confirm that you have satisfied any conditions precedent specified by us;
“TARGET”	same day transmission of cleared funds through the Trans-European Automated Real-time Gross Settlement Express Transfer System;
“Termination Event”	any of the events set out in Operating Conditions – Part II – Provisions relating to all clients;
“Urgent Payment Charge”	any fee referred to in the Commercial Terms calculated in the manner set out in Operating Conditions – Part II – Provisions relating to all clients; and
“Website”
in the case of Invoice Discounting Clients or Receivables Facility Clients www.ltsbcf-solutionsplus.co.uk referred to as N-able, in the case of Factoring Clients, www.cashconnect.co.uk referred to as Cash Connect and, in any case, includes any additional or alternative domain name by which we may communicate with you over the internet from time to time.

Section 2 Definitions related to Dutch law

“Currency Facility”	a Facility where we have agreed to pay for your Currency Invoices owing by a Customer in the Netherlands;
“CSS”	clearing and settlement system (Equens) in the Netherlands for domestic giro payments;
“Data Protection Act”	the Dutch Data Protection Act (Wet Bescherming Persoonsgegevens) as amended, and any related regulations;
“Domestic Invoice”	an Invoice payable in Euro arising from a Contract of Sale performed in the Netherlands, the invoice for which is addressed to a location in the Netherlands;
“Dutch Civil Code”	the Dutch civil code, as amended from time to time (Burgerlijk Wetboek);
“Insolvency/Insolvent”	in relation to any company or firm constituting a distinct legal entity (rechtspersoon) means:
i.
the appointment of a voluntary liquidator (vereffenaar) in view of the dissolution of the company or firm (article 19 et seq. of the Dutch Civil Code) or the passing of a resolution to wind up or dissolve the company or firm; or

	ii.	the opening with respect to the entity or any material subsidiary of the entity of a moratorium (surséance van betaling) within the meaning of Title II Insolvency Act (Faillissementswet); or
	iii.	the opening with respect to the entity or any material subsidiary of the entity of a bankruptcy proceeding (faillissement) within the meaning of Title I Insolvency Act (Faillissementswet); or
iv.
only insofar as applicable, the opening of an emergency proceeding (noodregeling), winding up order (liquidatieprocedure) or asset liquidation proceeding (saneringsmaatregel) within the meaning of Article 3:160 et seq. Act on Financial Supervision (Wet op het financieel toezicht), in relation to an individual (sole trader (eenmanszaak), independent professional (beroepsbeoefenaar), etc.), means:
i.	the opening with respect to the individual of a moratorium (surséance van betaling) within the meaning of Title II Insolvency Act (Faillissementswet); or
ii.	the opening with respect to the individual of a bankruptcy proceeding (faillissement) within the meaning of Title I Insolvency Act (Faillissementswet); or
iii.	the opening with respect to the individual of the liabiliies winding up scheme (schuldsaneringsregeling) within the meaning of Title III Insolvency Act (Faillissiementswet), in relation to any company, firm, individual or group, means:
i.
any creditor seizing (conservatoir of executoriaal beslag leggen) or taking possession of any of its assets whether through the implementation of any Security Interest or pursuant to an approval from the competent court (verlof) or through measures of forced execution (parate executie); or

ii.	the transfer to its creditors as payment, or the grant to its creditors, a Security Interest covering a substantial portion of its fixed assets; or
iii.	receiving an injunction to pay or a notification instituting a suit demanding the conviction of the individual or entity; or
iv.	commencing negotiations with one or more creditors for the general readjustment or rescheduling of, or a moratorium in regard to, all or part of its indebtedness (onderhands akkoord); or
v.	suspending or ceasing or threatening to suspend or cease its business or making a resolution or decision to this effect; or
vi.	allowing any judgment, order or award of any court or tribunal for payment of money to remain unsatisfied for 7 days or more; or
vii.	being subject to an injunction (voorlopige voorziening), order or other action that prohibits, prevents or restricts it from dealing with its assets or business; or
viii.
being incapable of paying the principal or interest on its debts generally as they fall due, or failure to honour a guarantee granted by it for any debt when called, after any grace periods have expired; or

ix.
taking any steps toward or being subject to a judicial, administrative or arbitral proceeding that results in a decision placing the individual or entity in one of the situations described in the preceding two sub-paragraphs, or likely to cause the opening of a conciliation, safeguard, judicial work-out or judicial liquidation proceeding in regard to it; or

x.
occurrence of an event after the signature of the Agreement or the discovery of a fact that was not disclosed to us at or before signature, that is of a nature to affect in a material adverse way the business activities, financial or economic situation, the profitability or the assets or liabilities or the capacity of the individual or entity to fulfil its obligations;

“Personal Data”	personal data relating to a living individual as defined under the Data Protection Act;
“Related Rights”	(i)	all your rights under a Contract of Sale (including your right to damages);
	(ii)	all (negotiable and non negotiable) instruments, security, bonds, guarantees, and indemnities relating to an Invoice;
	(iii)	all documents, ledgers, databases and computer files (including operating systems) recording or evidencing Invoices;
	(iv)	all Goods returned to or repossessed by you or rejected by a Customer and all documents of title to such Goods;
	(v)	any credit insurance in respect of an Invoice;
(vii)
any time sheets or proofs of delivery; and any and all dependent rights (afhankelijke rechten) and ancillary rights (nevenrechten), privileges and other rights inherent, attached and/or associated with the Invoices, including without limitation title retention rights which you undertake to provide in the case of a sale of goods;

“Security Interest”	any mortgage, pledge, lien, or any other arrangement for the purpose of or having a similar effect to creating security or any title retention rights;

“Sensitive Personal Data”	sensitive personal data relating to a living individual as defined under the Data Protection Act;
“We” or “us”	Lloyds TSB Bank plc acting through its Netherlands branch and our transferees and assignees; and
“Working Day”	a day when the Bank is open for all normal business in Amsterdam and in England and Wales.

OPERATING CONDITIONS - PART II

PROVISIONS RELATING TO ALL CLIENTS

1	LENGTH OF THE AGREEMENT

1.1	The Agreement will begin on the Start Date and, subject to condition 1.3, will continue for the Minimum Term and thereafter until terminated by either of us.

1.2
We may each terminate the Agreement by serving written notice to terminate on the other, but, subject to condition 1.3, we must give each other notice of at least the Notice Period and each of us may only terminate the Agreement at the end of a calendar month coinciding with or ending after the end of the Minimum Term.

1.3	We may also terminate the Agreement:

1.3.1	if it becomes unlawful in any applicable jurisdiction for us to perform any of our obligations contemplated by the Agreement or to fund or maintain the Facility,

1.3.2
if a material adverse change in the tax regime applicable to us occurs and such change is not due to wilful misconduct or gross negligence on our side (unless you at your discretion pay us an amount required to put us in the same position we would have been had the tax regime change not occurred, in which case we do not have the right to terminate the Agreement); and

1.3.3	at any time after the occurrence of a Termination Event.

2	NOTIFICATION, INVOICE CLASSIFICATION AND APPROVAL LIMITS

2.1	You will Notify us on a weekly basis through the Website of all your Invoices existing on or arising after the Start Date.

2.2	We will classify all Notified Invoices as either Approved or Disapproved. Any Invoice which is not Disapproved will be Approved.

2.3	We may Disapprove any Notified Invoice:

2.3.1	which, when added to all other unpaid Invoices owing by a particular Customer, exceeds any Approval Limit; or

2.3.2	which is not paid by the end of the Funding Period (or which on the Start Date has not been paid within that time period); or

2.3.3	which is disputed by a Customer; or

2.3.4	in relation to which you breach any warranty or undertaking given to us.

We may Disapprove an Invoice at any time, even if it was previously Approved and vice versa.

2.4	We will tell you of any Approval Limits set by us.

3	USE OF FACILITY

3.1	We will allow you to make withdrawals from the Current Account up to the amount of your Availability as calculated in condition 4 or, if less, the Review Limit.

3.2
We will allow you to request Contingent Instruments to be issued up to the amount of your Availability as calculated in condition 4 or, if less, the Review Limit. If an Issuer agrees to issue the Contingent Instrument requested, we will, upon the issuance of the relevant Contingent Instrument, reserve a portion of your Availability equal to the amount of the Contingent Instrument.

3.3	Unless we agree otherwise all transactions between us will be accounted for in Euro.

4	CURRENT AND OTHER ACCOUNTS

4.1	We will operate an account in your name called the Current Account to record transactions relating to the Facility.

4.2	You will credit to the Current Account on each Collection Date amounts received by you on any Collection Account in or towards payment for Invoices.

4.3	We will debit to the Current Account:

4.3.1	withdrawals and any other payments made to you or to your order;

4.3.2	all Fees and Charges (including any value added tax); and

4.3.3	any other sums actually, contingently or prospectively payable by you to us whether under the Agreement or any other facility made available by us to you.

4.4	In order to calculate Availability, we will apply the Advance Rate to the Notified Value of all Approved Invoices and add any Credit Balance and then deduct:

4.4.1	any Debit Balance;

4.4.2	any amounts outstanding under Contingent Instruments;

4.4.3	any Reserves; and

4.4.4	any accrued Fees and Charges.

4.5
The Debit Balance must not exceed the Review Limit. If we are providing a Facility (or any loan, hire purchase or lease facility) to you and Associated Businesses, the global aggregate Debit Balances of all you and all Current Accounts of the Associated Businesses and debit balances on such loan, hire purchase or lease accounts shall not exceed any aggregate Review Limit specified in the Commercial Terms.

4.6
If your Availability is a negative figure or if you exceed any Approval Limit or any Review Limit whether as a result of us Disapproving an Approved Invoice, exercising our rights under conditions 4.7, 4.8 or 10.2 or for any other reason, then, in the first instance, you must immediately pay us the excess on our demand.

4.7	We may at any time, by written notice to you, with immediate effect vary:

4.7.1	the Advance Rate in respect of all outstanding Approved Invoices and/or Invoices Notified to us after the date of such notice; and/or

4.7.2	any Approval Limits; and/or

4.7.3	the proportion of your Export Invoices in respect of which we will make Advances.

4.8	We may also from time to time apply a Reserve. We will determine the amount of any Reserve after consultation with you and will notify it to you from time to time.

4.9	In addition to the Current Account, we may maintain such other accounts as we consider necessary for the operation of the Agreement.

5	COLLECTION OF INVOICES

5.1	If you are a client whose Facility is disclosed or whose agency to collect Invoices has been terminated, subject to the rights of any credit insurer, these conditions will apply to you.

5.2
We may take whatever action we think is suitable to obtain payment of Invoices from your Customers.  We may demand, exercise, obtain or otherwise deal with the Related Rights in whatever way we think is suitable (or refrain from so doing). We may settle, compromise or adjust any claim brought by or against us, upon such terms as we see fit.  We may bring, carry on, defend or compromise any legal proceedings or form of alternative dispute resolution in any part of the world and in your or our name.  We may engage collection agents, bailiffs or lawyers or such other professionals as we feel necessary for this purpose.

5.3	We do not have to bring or defend any proceedings, by or against us, even if you ask us to do so.

5.4	We may allow a Customer a longer period to pay or agree to accept less than the Notified Value of an Invoice and this will not affect your obligations to us.

5.5	You will:

5.5.1
at your expense, help us to collect Invoices, by, for example, assisting us to review your records and other evidence, providing witness statements and procuring witnesses’ attendance at court or during investigative or expertise proceedings; and

5.5.2	be bound by any act, decision or omission of ours in the exercise of our rights including any reduction in, or extinction of, the Purchase Price.

5.6	We may sell any returned Goods on such terms as we consider appropriate and we will treat the proceeds of sale as if they were payment of or towards the relevant Invoice.

5.7	We will not pay you compensation or damages and we will not have broken the Agreement if your Customer does not pay an Invoice.

5.8	This Condition 5 is not applicable to Receivables Clients.

6	OUR FEES AND CHARGES

6.1	We will on the Start Date charge you the Account Opening Fee for opening the Current Account.

6.2
We will annually charge you the Annual Account Maintenance Fee, unless in any year the payment charges in the year reach EUR 1,000 in which case we will waive the Annual Account Maintenance Fee for that year.

6.3
For the purposes of calculating the Unused Line Fee, any payment of or towards an Invoice shall be credited to the Current Account on its Collection Date. We will debit any Unused Line Fee specified in the Commercial Terms to your Current Account at the intervals agreed with you.

6.4	We will charge one twelfth of the Unused Line Fee monthly in arrears on the amount by which during the preceding calendar month:

6.4.1	your average Debit Balance; or

6.4.2	where we have agreed to make Facilities available to you and Associated Businesses, your and their combined average Debit Balances;

falls short of the Review Limit (or any aggregate Review Limit where one has been agreed), it being understood that the Unused Line Fee is an aggregate payable by you or any Associated Business.

6.5
If we provide services to a level of intensity which were not envisaged by us at the time of entry into the Agreement (which includes you communicating with us other than via the Website) then, in addition to the Service Charge, we may make a reasonable charge for all costs and expenses (including the cost of our administrative time and resulting loss of profit) for providing such services.

6.6	If at any time you exceed your Availability, then, in addition to demanding immediate repayment of the excess, we may by notice to you increase our Fees and Charges to reflect our increased risk.

6.7	Value Added Tax, where applicable, shall be added to all our Fees and Charges. To the extent that VAT would become chargeable, we shall promptly provide an appropriate VAT invoice.

6.8
We will make all payments to you or to your order through CSS. For every urgent outward payment (spoedbetaling) we will charge the Urgent Payment Charge indicated in the Commercial Terms. If we agree to make a payment to you other than by CSS we will charge you the Transmission Charges indicated in the Commercial Terms.

7	EXPENSES, SET OFF AND INDEMNITY

7.1
You will indemnify us (and in the case of condition 7.1.6 any bank operating the Collection Account or other account nominated by us) for all losses, costs, liabilities and expenses (including legal fees) incurred by us (or such bank) (and any additional administrative time incurred by us charged at such rate as we shall reasonably determine) directly or indirectly as a result of:

7.1.1	preserving or enforcing our rights under the Agreement and any security given for it;

7.1.2	exercising any of our rights under condition 5 or dealing with disputes relating to an Invoice;

7.1.3	obtaining or enforcing a release of Invoices and Related Rights or waiver of rights, from any person with a Security Interest;

7.1.4	the occurrence of a Termination Event;

7.1.5
accepting and/or acting upon information or instructions purporting to come from you even if that information or those instructions subsequently prove to have been incorrect or unauthorised by you (except to the extent that our officers have been negligent or fraudulent);

7.1.6	collecting and/or crediting to any Collection Account (or any other account nominated by us) any cheque or other negotiable instrument payable to you or endorsed in your favour;

7.1.7	any claim by a Customer against us; or

7.1.8	you breaching the Data Protection Act.

7.2	We may charge you a reasonable fee for:

7.2.1	providing any consent, waiver or variation of the Agreement; or

7.2.2	making an Advance which exceeds your Availability.

7.3	We may (but are not obliged) at any time without notice to you to:

7.3.1	set off against our liability to you any liability you owe to us; and/or

7.3.2	combine or consolidate all or any of your accounts with us;

in either case whether arising under the Agreement or any other facility provided by us.  All your accounts with us, which may be opened for legal, technical or administrative reasons (and which may have separate names), will be deemed and will be treated contractually as sub-accounts of a single current account recording debits and credits that are connected and indivisible, giving rise to a right of set-off even if the legal conditions for set-off are not fulfilled.  In order to effect such set off or combination of accounts, we may convert currencies at the Bank’s spot rate of exchange prevailing at the time of set off or combination.  Your liability to us includes any amounts owing by you for goods, work or services provided to you by another of our clients.  We may make a reasonable estimate of any amounts contingently or prospectively due from you to us which cannot be calculated on the date we exercise set off.  We may make debit entries on your account to effect the intent of the set-off provisions of the Agreement.  You may not exercise any right of set off or counterclaim against monies due from you to us.

7.4	You will be responsible for any stamp duty or other tax payable on any document transferring title by assignment or pledge (whether to you or us) to Invoices, Related Rights or Goods.

7.5
We may at any time, at your request or at our discretion, convert any payment received by us in or towards settlement of Invoices and/or any of our obligations to you or your obligations to us which are owed in a currency other than Euro into Euro at the Bank’s prevailing spot rate of exchange.  Where the currency of the Current Account is different to that in which a Customer pays an Invoice and/or that in which the Nominal Amount is paid and as a result there is an exchange rate loss or gain when the Invoice is paid, we shall debit any loss and credit any gain to the Current Account.

8	WARRANTIES

8.1	On the date of the Agreement and each time you Notify Invoices to us, you warrant that:

8.1.1	except as disclosed to us in writing before the Start Date, there are no Security Interests affecting your Invoices and you have not sold your Invoices to any other person;

8.1.2
you have told us about every material fact or matter which you know, or ought to have known, might influence us in deciding whether to enter into the Agreement or to classify an Invoice as Approved or Disapproved or to accept person as a guarantor or in determining any Review Limit or Approval Limit; and

8.1.3	all reports, accounts, and other information supplied to us are accurate and complete.

8.2
The warranty in clause 8.1.2 includes any past Insolvency of your directors or shareholders or of any company in which they have been interested or any disqualification at any time of any of your directors or any holder of a corporate mandate acting as a director or corporate mandate holder.

8.3	In relation to each Invoice Notified to us, you warrant, both on the date of Notification and on each Working Day until that Invoice is paid, that:

8.3.1	the Contract of Sale giving rise to the Invoice:

8.3.1.1	is valid and enforceable against the Customer;

8.3.1.2	is governed by Dutch law or another law approved by us in writing;

8.3.1.3	provides for the Customer to submit to the jurisdiction of the Dutch Courts or the courts of an Approved Country;

8.3.1.4	does not include any prohibition against assignment, pledge or assignation of the Invoice or the Contract of Sale;

8.3.1.5	provides for payment in Euro or an Approved Currency;

8.3.1.6	provides for payment on or before the end of the Funding Period;

8.3.1.7	does not provide for cash on delivery, sale or return or for payment in advance or by stage payments; and

8.3.1.8	arises from your normal trading activities disclosed to us before the Start Date;

8.3.2	the Invoice relates to an actual sale and you have delivered the Goods or carried out the works or services to which the Invoice relates according to the Contract of Sale;

8.3.3
you have sent to your Customers all Invoices Notified to us and, in the case of Invoice Discounting Clients whose Agreement is disclosed or Factoring Clients, those invoices and all reminders and statements include notices of assignment, pledge or assignation in our preferred form;

8.3.4	the details of the Invoice Notified to us are correct and complete and the Invoice has not been Notified to us before;

8.3.5	the Notified Value of each Invoice is the amount due in respect of it and any prompt payment or bulk order discount does not exceed that agreed by us;

8.3.6	no right of set-off, compensation or counterclaim exists which will reduce or extinguish the Notified Value of an Invoice or affect our ability to collect the Invoice in full;

8.3.7	so far as you are aware, the Customer is creditworthy and is not Insolvent;

8.3.8	the Customer is not an Associated Business;

8.3.9	to the extent referred to in the Invoice, the Contract of Sale has been performed and the Invoice has become due;

8.3.10
there is no Security Interest, tracing or other third party right or claim which may adversely affect our title to an Invoice or our Security Interest relating to that Invoice, its Related Rights or Goods;

8.3.11	the Customer has an established place of business in the Netherlands or an Approved Country;

8.3.12	in relation to Invoice Discounting Clients and Receivables Clients, the Invoice is not a Non-Notifiable Invoice;

8.3.13	if the Invoice is an Export Invoice, you additionally warrant that:

8.3.13.1	the Customer has all licences and permits necessary to import and pay for the Goods and/or services in the Approved Country; and

8.3.13.2	the export of the Goods or services and payment by the Customer is not unlawful under any applicable law.

9	UNDERTAKINGS

9.1	You agree with us that you will:

9.1.1	tell us immediately:

9.1.1.1
about any material dispute (whether justifiable or not) between you and a Customer and any claim or attempt by a Customer to pay less than the Notified Value of an Invoice and give us copies of any correspondence;

9.1.1.2	anything which may materially affect a Customer’s creditworthiness;

9.1.1.3	if any person claims or tries to claim title to your Goods;

9.1.1.4	if whomever controls or manages your company or business changes;

9.1.1.5	if you breach any of your warranties to us;

9.1.1.5.1	about any Associated Business and if they start or cease trading;

9.1.1.5.2	about any returned Goods; or

9.1.1.5.3
if you purchase Goods or services from or owe any money to any Customer or there are any contracts or other arrangements between you and your Customer, which could reduce the Notified Value of an Invoice;

9.1.2	if we ask:

9.1.2.1	give us any information about your Customers that we require;

9.1.2.2	send us proofs of delivery or other evidence that you have delivered Goods or performed your services according to the Contract of Sale;

9.1.2.3
tell us about your bank accounts and if you open any bank account and, if we request, send us copies of any bank statements; for the avoidance of doubt, we are aware that you have opened bank accounts for outgoing payments;

9.1.2.4	at your own expense, formally pledge (as instructed) to us in the way we require specific Invoices and their Related Rights including any credit insurance; or

9.1.2.5	keep any returned Goods separate from other Goods and deliver them to us or deal with them as we direct;

9.1.3	try to promptly resolve any Customer’s disputes and claims;

9.1.4	ensure that all Invoices are paid at any time into a Collection Account;

9.1.5	not vary any payment terms or settlement discount in respect of any Invoice nor waive, vary, rescind or terminate any Contract of Sale;

9.1.6
promptly perform any continuing obligations under any Contract of Sale, such as repairing or maintaining Goods, providing drawings, documents or information, or performing any other services or obligations;

9.1.7	promptly raise and send to a Customer any credit note that is validly due and then Notify it to us. However, we may at any time require you either:

9.1.6.1	to send credit notes to us for approval and we may send or refuse to send them to your Customers; or

9.1.6.2	to cease issuing credit notes without our specific agreement;

9.1.8
promptly Notify us of any other matters (such as early payment or bulk purchase discounts) which may cause the Notified Value of  Invoices to be reduced or extinguished and not, without our specific agreement, grant any prompt payment or bulk purchase discount;

9.1.9	comply with any procedure we set in relation to the day to day administration of the Agreement and send us any documents we ask for;

9.1.10	allow our employees or agents to enter your premises (or any location where Goods or records are stored) at any reasonable time in order to:

9.1.9.1	audit and verify your sales ledger and to ensure that you are adhering to the procedures we require;

9.1.9.2
remove (or at your expense) copy or check the terms of Contracts of Sale, your purchase ledgers, your accounting records (including the status of your preferential creditors), correspondence, orders and any other documents or computer files we require; or

9.1.9.3	review those Related Rights capable of review, inspect Goods, or complete a Contract of Sale or collateral contract;

9.1.11
maintain accurate accounting books and records and have them audited at least once every year and as soon as the accounts have been signed off or at the latest within eight months of the end of your financial year send us a copy of your audited accounts, together with any statement or report from your auditors and the annual management report;

9.1.12
each month provide us with a profit and loss account and balance sheet of each trading entity and from Milacron B.V. (referred to as Europe) and a reconciliation between the month end open item sales ledger and the statement from LloydsTSB and promptly send us any other financial or other information we may request relating to your business or affairs;

9.1.13	give our bankers such instructions or indemnities as they may require to collect non-transferable instruments made payable to you; and

9.1.14	provide us with such security as we may from time to time reasonably require to secure the Secured Obligations.

9.2	You will not:

9.2.1	except where we have agreed in writing, create any Security Interest over your Invoices or rights under the Agreement nor factor nor discount your Invoices other than to us; and/or

9.2.2	enter into any hire purchase or equipment leasing facilities without first obtaining an offer from us.

9.2.3	open any bank account (which is not a Collection Account) without our prior consent.

10	TERMINATION EVENTS

10.1	Each of the following is a Termination Event:

10.1.1	you breach or threaten to breach any warranty, undertaking or other obligation given or undertaken by you in the Agreement;

10.1.2	you fail to pay any sum due from you to us under the Agreement;

10.1.3	you become Insolvent, or any step is taken which could result in you becoming Insolvent;

10.1.4	you fail to pay any sum due under any other financing facility made available by us or any other person to you or otherwise breach the terms of any such facility;

10.1.5
any person who has given us a guarantee or indemnity or granted a Security Interest as security for your obligations to us dies or becomes Insolvent or gives or attempts to give notice terminating, amending or withdrawing such guarantee, indemnity or security;

10.1.6	you sell or dispose of the whole or a substantial part of your undertaking, property or assets or cease to carry on the business conducted by you on the date of the Agreement;

10.1.7
without our prior written consent, there is a material change in composition of your board of directors or partners or senior management or any change in the ownership of 10 per cent or more of your shares (unless such change is a result of a transfer of shares to an Associated Business) or in your constitution or composition;

10.1.8
we reasonably consider there is a deterioration in your overall financial condition or in your operating performance or your overall management and control or in your general day to day administration and organisation or in your sales ledger administration or credit control procedures;

10.1.9
any person, who has waived or released its rights to your Invoices or their Related Rights, withdraws or attempts to withdraw, such waiver or release or otherwise asserts any interest in your Invoices or Related Rights;

10.1.10	you attempt to reject any variation to the Operating Conditions made by us;

10.1.11	any of the Secured Obligations owing by a Guaranteed Company become due and payable; and

10.1.12
the Agreement or any guarantee, indemnity or Security Interest granted as security for your obligations to us ceases to be legally valid, binding or enforceable or it is or becomes unlawful for you or any other person to perform your or their obligations under the Agreement or such guarantee, indemnity or security and any such defect is not remedied within 10 Working Days after determination of such defect.

10.2
Upon or at any time after a Termination Event has occurred (whether or not we actually terminate the Agreement) or following the expiry of any notice to terminate the Agreement, we may by written notice to you (and as well as exercising any of our other rights under the Agreement or any other facility we have made available to you) do all or any of the following (either at the same time or at separate times):

10.2.1	if the Facility is confidential, disclose this Facility to your Customers and simultaneously or at a later date cancel your agency to collect Invoices;

10.2.2	reduce the Advance Rate to zero or such other percentage as we may decide;

10.2.3	classify all or any Invoices as Disapproved;

10.2.4	apply a Reserve in such amount as we may decide;

10.2.5	combine your Current Accounts (if you have more than one) and any loan or other accounts maintained by us;

10.2.6	refuse requests for withdrawals from the Current Account;

10.2.7	demand immediate payment of:

10.2.7.1	any Debit Balance on your Current Account (or combined Current Accounts);

10.2.7.2
any Fees and Charges or other monies or liabilities which you owe us actually, contingently or prospectively.  If we cannot calculate the precise amount owing to us on the date of demand we may include a reasonable estimate in our demand;

10.2.8
debit to your Current Account, in addition to any ot her fees to which we may be entitled, a fee equal to 10% of the Notified Value of all Invoices (including VAT) which are unpaid on the date we serve notice under this clause and which come into existence thereafter.  You agree that this fee represents a reasonable estimate by us of the costs of the additional services and administration which will be provided by us following a Termination Event;

10.2.9	terminate the Agreement and charge you the fees for early termination (if applicable) referred to in the Asset Based Finance Agreement;

10.2.10
at your cost appoint accountants or any other professional to investigate your business, assets or affairs, to ascertain your financial position or, in the case of Invoice Discounting Clients, review your sales ledger administration and/or credit control procedures;

10.2.11	if you are an Invoice Discounting Client, request you to start Notifying Non-Notifiable Invoices to us and/or convert you to a Factoring Client.

10.3
Termination of the Agreement will not affect any of your or our respective rights and obligations which arose under it prior to such termination and, in particular, our rights in respect of Invoices assigned or pledged to us and our power of attorney will survive such termination.  You will continue, subject to applicable Insolvency laws, to Notify Invoices to us after termination of the Agreement and after the occurrence of a Termination Event until, in either case, repayment of all Debit Balances. Such rights and obligations shall only cease when all monies due from you to us and from us to you have been paid in full.

11	ASSIGNMENT OR PLEDGE OF INVOICES

11.1
In the event the Facility relates to Factoring, you will undertake to assign on a disclosed basis to us all your Invoices which are outstanding on the Start Date and you undertake to assign on a disclosed basis in advance all your Invoices, which arise after the Start Date until the Agreement terminates. The relevant provisions on assignment in the Operating Conditions Part II and Part IV for Factoring Clients apply accordingly.

11.2
In the event the Facility relates to Invoice Discounting, Invoice Discounting or Receivables Financing, with export and currency facilities, you will undertake to pledge either on a disclosed basis (openbaar pandrecht) or on an undisclosed basis (stil pandrecht) to us all your Invoices which are outstanding on the Start Date and you undertake to pledge either on a disclosed basis (openbaar pandrecht) or on an undisclosed basis (stil pandrecht) in advance all your Invoices, which arise after the Start Date until the Agreement terminates. The relevant provisions to pledge either on a disclosed basis (openbaar pandrecht) or on an undisclosed basis (stil pandrecht) in the Operating Conditions Part II, Part III or Part V for Invoice Discounting Clients apply accordingly.

11.3
We grant you the authority as provided in Art. 3:246 paragraph 4 of the Dutch Civil Code, to have and accept the right to, until the occurrence of a default (verzuim), to collect any Invoices from any relevant debtor without restriction and to make if possible the Invoices due and payable. Following default, we shall henceforth exclusively be entitled to collect the pledged or assigned Invoices, to receive payments and to make – if possible – the pledged or assigned Invoices due and payable.

11.4
Notwithstanding the provisions of condition 5 above, upon the occurrence of a Termination Event which constitutes a default (verzuim) within the meaning of Article 6:81 and Article 3:248 of the Dutch Civil Code:

(i)
we can take, and are hereby authorised to take, all necessary judicial and extra-judicial measures.  If we do take measures as mentioned in the previous sentence, you will offer any and all required support, including but not limited to all necessary documents and information with regard to the relevant Invoice;

(ii)	in the case of an undisclosed pledge or assignment, you will promptly notify (mededeling) in writing, at your own costs, the existence of the pledge or assignment to:

(a)	a third party or the court process server (deurwaarder) acting on behalf of such third party making an attachment (beslag) on its Invoices; or

(b)	its bankruptcy trustee (curator), administrator (bewindvoerder) or similar officer in any jurisdiction; or

(c)	any other relevant person, as the case may be.

you may serve notice to instruct any relevant debtor owing pledged or assigned Invoices to make any and all payments in or towards satisfaction of such pledged or assigned Invoices to us in accordance with Article 3:246 of the Dutch Civil Code.

11.5
You are not entitled to request the President of the competent court (rechtbank) to order that the Invoices shall be sold in a manner deviating from the provisions of Article 3:250 of the Dutch Civil Code.

12	REPURCHASE

12.1	We may at any time (i) reassign all or any Invoices and their Related Rights, (ii) or release the pledge of all or any Invoices and their Related Rights, to you.

12.2
The repurchase price payable by you to us for any Invoice repurchased by you will be its Notified Value plus all relative Fees and Charges less all sums received in or towards discharge of the Invoice.  If we require you to repurchase all of your Invoices, then, for administrative convenience, their repurchase price will be the Debit Balance after we have debited all Fees and Charges and any other monies and liabilities actually, contingently or prospectively owing by you to us.

12.3
Upon payment of the repurchase price for an Invoice, our rights in that Invoice and its Related Rights will transfer to you.  We will, if requested by you, at your expense, execute a formal re-assignment or release letter to you of any Invoices repurchased and give notice of such repurchase to your Customers.

12.4	This Condition 12 is not applicable to Receivable Clients.

13	COMMUNICATIONS BETWEEN US

13.1
Unless we agree otherwise, you will Notify us of all Invoices, credit and debit notes, daily cash collections (if you are an Invoice Discounting Client) and all other sale and purchase ledger information electronically through the Website and in such format as we may require.

13.2
We will provide regular statements to you relating to your accounts with us electronically through the Website, unless we agree otherwise. It is your responsibility to access this information and other communications from us by accessing the Website on a regular basis.  Unless you notify us within 30 days of us posting your statement to the Website that any item is incorrect, then, that statement will be binding upon you, unless we have made an obvious error.

13.3
All information we provide to each other through the Website (unless corrupted as a result of technical failure) has the same status as if it had been in writing or other printed form and signed by the provider and neither of us will challenge the validity of such information solely because it was prepared, sent or received only in electronic form.  Where the Agreement requires a consent, waiver or notice given by us to be in writing such condition shall (unless it is notice to terminate or a variation of the Commercial Terms) be satisfied if it is transmitted through the Website.  We may require you to provide hard copies of any information provided by you electronically.

13.4
In any proceedings or claim, you will accept and be bound by a certificate signed by us as to the balance on any accounts and the amounts due and owing by either of us to the other, unless we have made an obvious error.

13.5
We may accept and rely upon any signature, communication or information ostensibly sent by you even though you may not actually have given or sent it or the sender or provider had no authority to send or provide it.  This applies whether the communication is written, oral or through the Website.

13.6
In regard to the form of pledge and/or assignment that you must provide us on each Notification Date, you will provide us with an original form manually signed by a duly authorised representative or, or in any other form as agreed with you, from time to time.

14	VARIATIONS

14.1
The Agreement incorporates the Operating Conditions in force from time to time.  Variations to these Operating Conditions can be made by us after consultation with you. Any variation shall take effect immediately after we have reached an agreement on the variations to be made.

14.2
If we are unable to reach an agreement (acting upon good faith) on the variation of the Operating Conditions, we shall agree upon a date which is not later than two months after cessation of our negotiations to reach an agreement, after which date you shall cease to use the Facility and repay all amounts outstanding.

14.3
The Agreement incorporates the Commercial Terms in force from time to time.  We may mutually agree to change the Commercial Terms. In these circumstances, we shall both agree revised Commercial Terms which are to apply and they will be provided to you in hard copy form.  Any such revised Commercial Terms which are then signed on behalf of each of us shall be deemed to be the new Commercial Terms and shall vary the previous Commercial Terms from the date of the last signature on such revised Commercial Terms.

15	COMMUNICATIONS WITH PROFESSIONALS AND OTHERS

15.1	We may:

15.1.1
provide your bank, the Bank or any company in the Bank’s group or your auditors, accountants and other professional advisers with such information as they may require in relation to your business and affairs and the terms, operation and account balances under the Agreement;

15.1.2	obtain from your bank, auditors, accountants and other professional advisers such information as we may require; and/or

15.1.3	subject to us consulting with you prior thereto, obtain from your Customers their consent to taking of references from their bankers.

15.2	You have (or will) authorise the persons referred to above to give us such information.

15.3	We may disclose such information about you and any other person as we see fit to any potential assignee, transferee, sub-participant or delegate of our rights or obligations under the Agreement.

16	DATA PROTECTION

16.1
You agree that any and all information you supply to us or that we may otherwise acquire relating to any individual associated with or engaged by your business and/or a Customer’s business (including but not limited to a sole trader, director, shareholder, partner, member, employee, guarantor and/or indemnifier) may be used by us for the purposes of:

16.1.1	deciding whether to enter into the Agreement with you;

16.1.2	performance of the Agreement and/or any other ancillary or related agreement;

16.1.3	exercising our right and/or obligations under the Agreement and/or any other ancillary or related agreements; and/or

16.1.4	preventing fraud and/or money laundering;

any may be disclosed to and/or used by the Bank and any company in the Bank’s group and/or any credit reference agencies and fraud prevention and/or prosecution agencies.

16.2
Where you provide Personal Data to us about any individual who is not a party to the Agreement, you warrant and undertake that the Personal Data have been collected, processed and transferred in accordance with applicable data protection laws (including the Data Protection Act) and that the individuals concerned have explicitly agreed to the use and disclosure of such Personal Data (which may include Sensitive Personal Data) in accordance with the terms of this condition 16.

16.3
You warrant that you are registered under the Data Protection Act as a data controller, that you have duly completed any and all filings, declarations or other formalities required by law in this regard, and that your registration, declarations and filings cover the processing of Personal Data in accordance with the Agreement.

16.4
You warrant that you shall process any Personal Data of which we are a data controller (as defined under the Data Protection Act) in accordance with any and all data protection legislation in force from time to time.  In processing such Personal Data, you shall act only upon instructions given to you by us, unless otherwise required by law and/or by the data subject where appropriate.

16.5
You warrant to take appropriate technical and organisational security measures in order to safeguard the Personal Data being processed in accordance with the Agreement, from accidental loss or destruction, from alteration or unauthorised disclosure or access, and from any unlawful forms of processing.  You shall notify us immediately of any breaches of security in relation to such Personal Data immediately upon becoming aware of such breaches.  We shall be entitled to carry out and/or engage a third party to carry out on our behalf, an audit of your premises to check your compliance with this condition 16.  You warrant that any third party you authorise to have access to the Personal Data will respect and maintain the security and confidentiality of the Personal Data and will only act under your instructions.

16.6
We shall be entitled to transfer any Personal Data processed in accordance with the Agreement outside the EEA.  You warrant and undertake that you have obtained any necessary consents from relevant individuals and/or agencies for such transfer.

16.7	Each party shall appoint and identify to the other party a named individual within its organisation to act as a point of contact for the other party or any regulator relating to Personal Data.

17	PARTNERSHIPS AND SOLE TRADERS

17.1	Where you are a partnership, the provisions of this condition 17 apply.

17.2	The undertakings and warranties contained in the Agreement are given by each member or partner and your obligations to us are joint and several.

17.3	We may:

17.3.1	release or reach a compromise with any member or partner without affecting our rights against the other members or partners or the partnership;

17.3.2	treat a notice or demand by us to any member or partner as a notice or demand given to the other members or partners or to the partnership (but we need not treat a notice or demand in such manner);

17.3.3	treat a notice or demand by any member or partner to us, as a notice or demand given by the firm or all the members or partners (but we need not treat a notice or demand in such manner);

17.3.4
treat the Agreement as binding upon any successors, heirs, assigns or personal representative of any of you and upon any agent, administrator, liquidator or other persons acting on behalf of any of you, whether court-appointed or voluntary; and

17.3.5	require you to include wording on each Notification so that it takes effect as an offer by you to sell us the Invoices referred to in it.

17.4	You will notify us in writing as soon as any member or partner leaves the partnership.

17.5
A retiring member or partner will have no obligations to us in respect of Invoices assigned or pledged to us after you have notified us of his retirement.  However, he will remain liable to us for all matters occurring prior to such notification.

17.6
You warrant that the individuals or entities signing the Agreement comprise all your members or partners.  You will notify us of the admission of a new member or partner to your partnership.  You will procure that any new member or partner executes such documents we may require to ensure that he is bound by the terms of the Agreement and is placed under the same obligations as you.  If you change your trading style, or adopt another style, or incorporate your business, you will notify us of such fact, and if required by us, enter into such further agreement with us as may be necessary.

17.7	Notwithstanding any change in your partnership, we may account to you or exercise all our rights against you, including our right of set off as if there had been no such change.

17.8	If required by us, you will take all steps necessary to enable us to proceed to any legal formalities we deem necessary for the recognition of the Agreement.

17.9	If you are a sole trader, you will seek our consent before entering into a partnership with another person or incorporating your business.

18	NOTICES

18.1
Any notice given by us to you to terminate the Agreement or vary the Commercial Terms shall be in writing and sent by post or by courier.  Any other notice from us to you may be given by post, courier, telephone, facsimile or e-mail.  Any notice served by post shall be addressed to you at either your address stated in the Commercial Terms, your registered office or the address last known to us at which you carried on business.

18.2	Notices and other communications sent or given by us shall be treated as served:

18.2.1	if delivered by courier: at the time of delivery;

18.2.2	if posted: 48 hours after posting or upon receipt (whichever is earlier); and

18.2.3	if sent or given by telephone, facsimile or e-mail at the time of the conversation or transmission (unless the sender knows or ought reasonably to have been aware of a transmission failure).

18.3
Any notice given by you to us, including notice to terminate the Agreement, must be in writing and sent by registered post, return receipt requested, to us at our registered office or such other address as we advise to you in writing for this purpose and will take effect when it is received by us.

19	GENERAL

19.1
We may novate or assign any of our obligations, rights and remedies under the Agreement or sub-contract or delegate our obligations or duties.  You will not assign any of your rights nor delegate any of your duties under the Agreement.

19.2
No delay or omission by us in exercising any of our rights or remedies shall impair or operate as a waiver of them.  No waiver by us of any breach of your obligations to us shall constitute a waiver of any other breach.  No single, partial or defective exercise by us of any right shall preclude our further exercise of our rights.  Our rights are cumulative and not exclusive of any rights provided at law or in equity.

19.3
The terms of the Agreement are agreed by us and by you to be reasonable. However, if any provision is valid only if some other provision or a part of it is deleted then such other part or provision shall be treated as deleted.

19.4	Except where specifically provided, the Agreement may only be enforced by the parties to it and the parties may rescind or vary it without the consent of any other person.

20	INTERPRETATION

20.1	In the Agreement:

20.2	unless the context otherwise provides, the singular includes the plural and vice versa;

20.3	a reference to any gender includes any other gender;

20.4	the headings are for convenience only and shall be ignored in its interpretation;

20.5
references to a “clause” or “condition” are to a clause of the Commercial Terms or a condition of the Operating Conditions and, unless otherwise specified, any reference to a condition, is to a condition in the Operating Conditions – Part II – Provisions relating to all Clients;

20.6
references to the “Agreement” are to the receivables finance agreement entered into by both of us and the Operating Conditions incorporated therein as varied, replaced or supplemented from time to time;

20.7	any reference to a “person” is to any individual, firm, company, corporation or partnership;

20.8	the meaning of general words introduced by the word “other” is not to be limited by reference to any preceding word indicating a particular class of acts, matters or things;

20.9
unless the context otherwise requires, where in or in relation to any place outside the Netherlands, the meaning of a word or expression used in the Agreement is to be considered and such word or expression has no counterpart in that place, it is to have the meaning of its closest equivalent in that place;

20.10
any reference to a law, decree or any subordinate or other legislation or regulation shall be construed as a reference to that legislation or regulation as subsequently amended or re-enacted and shall include all subordinate text deriving authority from any law;

20.11	any term or phrase defined in the Dutch Civil Code (whether capitalised or not) bears the same meaning in the Agreement;

20.12	any reference to “we” or “us” includes our transferees and assignees; and

20.13	any reference to “you” means you in whatever name or style you carry on business.

Execution copy

OPERATING CONDITIONS - PART III

PROVISIONS RELATING TO INVOICE DISCOUNTING CLIENTS ONLY

1	AGENCY APPOINTMENT

1.1.
We appoint you as our agent, at your expense, to administer Customers’ accounts and to collect and enforce payment of Invoices for our benefit.  You accept such appointment and agree to act promptly and efficiently in carrying out your duties and to follow any instructions which we may give you.  You will ensure that all Invoices are promptly and accurately entered in your sales ledger.  You will instruct your bankers to transfer to the Collection Account all credit transfers received by you.  You will not instruct a lawyer or other agent to collect any Invoice without our prior written approval and, then, only on terms approved by us.

1.2.
You will open a Collection Account in respect of each Invoice Discounting, Currency and/or Export Facility made available by us to you.  All balances in the Collection Account are held solely for our account and benefit in escrow and you will notify the bank holding the Collection Account of such exclusivity and take all steps necessary, including the conclusion of an escrow agreement, to implement the exclusivity.  Until notice from us to the contrary, you will direct your Customers to settle their Invoices by making payment directly into that account.  If you receive payment (even if it is made payable to us) you will immediately upon receipt pay it into the Collection Account.  Alternatively, if we require, you will deliver to us or pay into such bank account as we may nominate all cash or other remittances endorsing the same where necessary. You will keep any payment received by you as our agent, pending payment into the Collection Account or to any other account nominated by us, separate from your own money.

1.3.
[You shall grant, whether or not in advance, for our benefit, a disclosed first priority right of pledge (openbaar pandrecht eerste in rang) over the balances in the Collection Account in our favour, in the manner set forth in Article 3:236 paragraph 1 jo. Article 3:98 jo 3:94 paragraph 1 of the Dutch Civil Code, and in accordance with the form advised by us.]

1.4.	Where we have agreed that the Agreement is disclosed, then you will include the wording which we will provide to you on each Invoice.

1.5.
Where we have agreed that the Agreement is confidential, then, for the moment, neither you nor we will notify your Customers that you have pledged your Invoices to us.  However, we may at any time vary or terminate your agency to collect either some or all of your Invoices.  We may:

1.5.1.	give (or require you to give) notice to some or all of your Customers of the pledge of their Invoices and the Related Rights to us;

1.5.2.	either simultaneously with giving such notice or at a later date, instruct your Customers to pay us directly;

1.5.3.	require you to send us a copy of your sales and purchase ledger and such other records as we may require;

1.5.4.	require you to forward all Invoices to us for issuing by us and we will, at your expense, administer Customers’ accounts.

1.6.
You will confirm to your Customers the effect of any notice served on them and if your agency to collect Invoices has been terminated you will cease to hold yourself out as our agent to collect Invoices.  The provisions of condition 5 of the Operating Conditions – Part II – Provisions relating to all Clients shall then apply.

1.7.	You will pay those costs specified in the Commercial Terms for maintaining the Collection Account.

1.8.
You hereby authorise us or any person nominated by us to contact your Customers to verify the amount of each Invoice due from them, the due date for payment and in the case of overdue Invoices, the date when payment can be expected.  You will assist us or our nominee in any way we require and you authorise us and them to disclose their identity if required to do so by law or if requested by a Customer.

2.	PLEDGE OF INVOICES - DISCLOSED

2.1.	You hereby pledge to us on the terms of the Agreement:

2.1.1.	all your Invoices which are outstanding on the Start Date; and

2.1.2.
all your Invoices, which arise after the Start Date until the Agreement terminates, from the list of Customers set out in Annex I to these Operating Conditions, as agreed and amended by the parties from time to time.

In order to perfect the pledge of the Invoices as referred to in 2.1.1 and 2.1.2 you will execute a deed of pledge substantially in accordance with the form of agreement as set out in Annex II to these Operating Conditions, and Notify in writing all Customers set out in Annex I to these Operating Conditions of the pledge of their Invoices to us in the form set in Annex III and, insofar as necessary, you hereby provide us the authority to effect such Notification ourselves, in the event you fail to deliver such Notifications.

Other than as set our above, neither of us needs to take any further action to pledge your current and future Invoices pledged by this clause.

At the same time as you pledge your Invoices to us, you also pledge (and will offer to pledge) to us Related Rights in relation to those Invoices.  We will credit to your Current Account the Notified Value of any invoices and their Related Rights so pledged by you to us. Neither of us needs to take any other further action to pledge to us such Related Rights, but you agree to deliver such further documents and take such further action as we may reasonably require in furtherance of the Agreement in regard to the pledge of such Related Rights. It is specified that in the case of Related Rights which are constituted by negotiable instruments such as bills of exchange, drafts and notes, such instruments will be endorsed to our favour upon the pledge of the corresponding Invoices, in view of collection of such instruments on their maturity dates.

2.2
If an Invoice or its Related Rights is for any reason not formally pledged to us, you will hold such Invoice and its Related Rights for us as our agent and for our account and benefit.  If you receive any cash or other forms of payment for any Invoices, then:

2.2.1.	you will hold them for us as our agent and for our account and benefit;

2.2.2.
you will immediately deliver such payments to us (endorsed to us, if necessary) or pay them into the Collection Account, the Current Account or any such bank account as we tell you, but you must not pay them into any other bank account; and

2.2.3.
For the avoidance of doubt, we hereby remind you that this Facility is with recourse, being expressly agreed that we shall have recourse against you in relation to any pledge of Invoices and Related Rights, as expressly agreed between us.

2.3.
As security of your payment obligations under the Agreement, you hereby pledge in our favour whether or not in advance, in accordance with Article 3:236 Dutch Civil Code, any credit rights arising from the Invoices, as well as the Invoices themselves and their Related Rights, for the amount resulting from the difference between the aggregate Nominal Amount of the Notified Invoices and the application of the Advance Rate to such aggregate Purchase Price. Upon payment by the Customers of any Invoice, the pledge shall be deemed to be automatically extended to any amounts collected. Enforcement of this pledge shall be effected by means of set-off, compensation or counterclaim.

2.4.
Article 3:236 paragraph 2 jo. article 3:98 jo. 3:97 and 3:94 paragraph 1 of the Dutch Civil Code apply, mutatis mutandis, to all Invoices and Related Rights that come into existence after the date of execution of the Agreement.

2.5.
Notwithstanding (but without prejudice to) the foregoing, in order to render the pledge enforceable against third parties, you will deliver to us on or prior to each date of Notification a valid and duly completed and signed pledge form covering the Notified Invoices and their Related Rights, and you will deliver such further documents and take such further actions as we may reasonably require in furtherance of the Agreement.  A sample pledge form for this purpose is attached as Annex II.

3.	PLEDGE OF INVOICES - UNDISCLOSED

3.1	You hereby pledge to us on the terms of the Agreement:

3.1.1	all your Invoices which are outstanding on the Start Date; and

3.1.2
all your Invoices, which arise after the Start Date until the Agreement terminates, from the list of Customers set out in Annex I to these Operating Conditions, as agreed and amended by the parties from time to time.

In order to perfect the pledge of the Invoices as referred to in 3.1.1 you undertake to submit a signed form of pledge agreement (and any ancillary or supporting document) as set out in Annex IV to these Operating Conditions together with Annex I to these Operating Conditions disclosing the transaction details relating to all Customers, no later than two Business Days after the execution of the Agreement, for registration purposes with the competent Dutch tax authorities (Inspectie der Registratie en Successie) and, insofar as necessary, you hereby provide us the authority to effect such registration ourselves, in the event you fail to deliver such registrations.

In order to perfect the pledge of the Invoices as referred to in 3.1.2 you undertake to, on a [monthly1] basis, submit a signed pledge agreement as set out in Annex IV to these Operating Conditions, no later than two Business Days after the preceding [month2], for registration purposes and any ancillary or supporting document with the competent Dutch tax authorities (Inspectie der Registratie en Successie) and, insofar as necessary, you hereby provide us the authority to effect such registration ourselves, in the event you fail to deliver such registrations.

Neither of us needs to take any further action to pledge of your current and future Invoices pledged by this clause.

At the same time as you pledge your Invoices to us, you also pledge (and will offer to pledge) to us Related Rights in relation to those Invoices.  We will credit to your Current Account the Notified Value of any Invoices and their Related Rights so pledged by you to us. Neither of us needs to take any other further action to pledge to us such Related Rights, but you agree to deliver such further documents and take such further actions as we may reasonably require in furtherance of the Agreement in regard to the pledge of such Related Rights. It is specified that in the case of Related Rights which are constituted by negotiable instruments such as bills of exchange, drafts and notes, such instruments will be endorsed to our favour upon the pledge of the corresponding Invoices, in view of collection of such instruments on their maturity dates.

________________________
1Monthly/quarterly/semi-annual/annual.
2Month/quarter/half year/year.

3.2
If an Invoice or its Related Rights is for any reason not formally pledged to us, you will hold such Invoice and its Related Rights for us as our agent and for our account and benefit.  If you receive any cash or other forms of payment for any Invoices, then:

3.2.1	you will hold them for us as our agent and for our account and benefit; and

3.2.2
you will immediately deliver such payments to us (endorsed to us, if necessary) or pay them into the Collection Account or any such bank account as we tell you, but you must not pay them into any other bank account.

3.3	For the avoidance of doubt, we shall have recourse against you in relation to any pledge of Invoices and Related Rights, in accordance with the terms of this Agreement.

3.4
As security of your payment obligations under the Agreement, you hereby pledge in our favour whether or not in advance, in accordance with Article 3:239 Dutch Civil Code, any credit rights arising from the Invoices, as well as the Invoices themselves and their Related Rights, for the amount resulting from the difference between the aggregate Nominal Amount of the Notified Invoices and the application of the Advance Rate to such aggregate Purchase Price. Upon payment by the Customers of any Invoice, the pledge shall be deemed to be automatically extended to any amounts collected. Enforcement of this pledge shall be effected by means of set-off, compensation or counterclaim.

3.5
Article 3:239 paragraph 1 jo. article 3:98 jo. 3:97 and 3:94 paragraph 1 of the Dutch Civil Code apply, mutatis mutandis, to all Invoices and Related Rights that come into existence after the date of execution of the Agreement.

4.	INFORMATION AND REPORTING REQUIREMENTS

4.1
You will maintain a monthly open item ageing analysis, in such form as we may require, showing the position of each Customer’s account on the last day of each month, including details of any outstanding credit balances.

4.2	You will supply to us wherever possible via the Website (or at our option make available for inspection by us) the following documents and/or information forthwith upon our request:

4.2.1	copies of Invoices and all debit and credit notes or other documents evidencing how an Invoice is reduced, paid or otherwise satisfied;

4.2.2	the full terms of any Contract of Sale;

4.2.3	proof of the complete performance of each Contract of Sale;

4.2.4	such other information and evidence as we may require relating to Invoices Related Rights or Contracts of Sale;

4.2.5	daily a report detailing monies collected by you as our agent; and

4.2.6	within 15 days of the end of the month to which they relate or promptly upon our request copies of:

4.2.6.1	your open item ageing analysis;

4.2.6.2	your sales ledger control account with a reconciliation of it to our month end statement;

4.2.6.3	your reconciliation of cash receipts into the Collection Account;

4.2.6.4	your purchase ledger; and

4.2.6.5	within one month (or other such period as we may reasonably specify) of the end of the month to which they relate your monthly management accounts.

5.	NON-NOTIFIABLE INVOICES

5.1	Until we give you notice to the contrary, you must not Notify us of the following Invoices:

5.1.1	Invoices due from a director, officer, shareholder or employee of yours;

5.1.2
Invoices due from any other person with which you maintain, other than your habitual commercial or professional dealings, de facto or de jure economic or financial links whether direct or indirect, or with which you have shareholders, partners, directors, officers or managers in common;

5.1.3	Invoices due from the sale of any of your capital assets;

5.1.4	Invoices which are not due in respect of your trade, occupation or profession;

5.1.5	Invoices where the Customer does not have an established place of business;

5.1.6	Invoices arising under a hire purchase, leasing or consumer credit sale agreement;

5.1.7	Invoices due in respect of Goods delivered on sale or return or on approval;

5.1.8
Invoices arising under any Contract of Sale involving advance payments, conditional sales, consignment sales, sales for which a provisional or pro forma invoice has been issued, and Invoices for costs, interest for late payment or other penalties to be paid by the Customer;

5.1.9	Invoices arising under any Contract of Sale with the State or any local government body or any entity subject to public law and benefiting from sovereign or other immunity;

5.1.10
Invoices arising under any Contract of Sale with a Customer who supplies goods or services to you and which may therefore be subject to rights of set-off, contra accounting, compensation, defence or cross-claim;

5.1.11	those additional Invoices referred to in the Agreement as Additional Non-Notifiable Invoices; and/or

5.1.12	Export Invoices representing more than 10% of all your Invoices outstanding from time to time. We may at any time require you to Notify us of Non-Notifiable Invoices.

5.2	We will Disapprove Non-Notifiable Invoices.

5.3	We shall only make a Service Fee in respect of Non-Notifiable Invoices after we have given you notice under condition 5.2 above.

6.	OUR SERVICES

6.1	In return for the Service Fee we will at your request or at any other time should we so decide provide the following services relative to Notified Invoices:

6.1.1	advice on improvements to your collection procedures and assessing your need for credit insurance;

6.1.2	general advice on standard sales contracts, terms of payment, the use of settlement discounts, evaluating the effect of changing invoicing methods and terms;

6.1.3	provision of statistical information based upon Invoices Notified to us;

6.1.4	advice on export debtor procedures and the specific requirements of major trading countries where we have arrangements with correspondents;

6.1.5	assistance in reviewing general terms and conditions of suppliers in relation to their reservations of title;

6.1.6	advice on your relationship with your bankers;

6.1.7	checking and advising you on the accuracy of the monthly reconciliation of your sales ledger to our month end statement;

6.1.8	advice on your need for foreign exchange facilities or contingent liability cover;

6.1.9	daily information as to the status of your accounts with us;

6.1.10	reviewing your reconciliation and monitoring the operation of the Collection Account, including detailing dishonoured cheques or other defects in payment;

6.1.11	liaising with lawyers or other agents instructed to collect Invoices; or

6.1.12	inspecting your books and records relating to Invoices, including:

6.1.13	general systems;

6.1.13.1	maintenance of sales ledger;

6.1.13.2	dunning cycles;

6.1.13.3	overdue Invoices;

6.1.13.4	control systems.

6.2	The provision of any of the services in this condition 6 shall be without responsibility on our part to the fullest extent permitted by law.

7.	DISCOUNTING CLIENTS WHICH BECOME FACTORING CLIENTS

7.1
If following a Termination Event we exercise our rights to cancel your agency to collect Invoices and disclose this Facility to your Customers, we may also convert you to a Factoring Client in which case:

7.1.1
we will send you (at the same time as we serve notice on you) details of the revised Commercial Terms which will include an increased Service Fee to reflect the additional services provided by us to Factoring Clients and an Additional Service Fee which we will charge in respect of Invoices which remain outstanding more than [3 months] after the end of the month in which the Invoice is raised;

7.1.2	we will provide you with access rights to Cash Connect which is the Website interface for Factoring Clients;

7.1.3
Operating Conditions – Part III – Provisions relating to Invoice Discounting only, will cease to apply to you and Operating Conditions – Part IV – Provisions relating to Factoring Clients only will become applicable; and

7.1.4	all Invoices subsequently issued by you will be endorsed as assigned to us.

7.2
You will automatically become a Factoring Client on service of the notice at condition 7.1.1 and will then be bound by the those Operating Conditions which apply to Factoring Clients in place of those which apply to Invoice Discounting Clients.

8.	FEES

8.1	If we have agreed a Minimum Fee:

8.1.1	we will debit to your Current Account on the last Working Day of each month any shortfall between the actual Service Fee paid by you in that month and the monthly amount of any Minimum Fee; and

8.1.2	that calculation will commence in the calendar month after the month in which the Start Date occurs.

8.2
We will debit any Monitoring Fee, Audit Fee, Arrangement Fee, Facility Fee, Documentation Fee or Unused Line Fee specified in the Commercial Terms to your Current Account at the intervals agreed with you.

8.3	We will charge one twelfth of the Unused Line Fee monthly in arrears on the amount by which during the preceding calendar month:

8.3.1	your average Debit Balance; or

8.3.2	where we have agreed to make Facilities available to you and any other members of your group, your and their combined average Debit Balances; or

8.3.3
where we have agreed to make a stock finance facility available to you and/or any other member(s) of your group (and agreed to take it into account for these purposes) the combined average Debit Balance on any such stock finance loan account(s) and your and their combined Debit Balances;

falls short by more than the Agreed Percentage of the Review Limit (or any aggregate Review Limit of the Facility/facility as indicated in condition 8.3, where one has been agreed).

8.4
If we provide services to a level of intensity which were not envisaged by us at the time of entry into the Agreement (which includes you communicating with us other than via the Website) then, in addition to the Service Charge, we may make a reasonable charge for all costs and expenses (including the cost of our administrative time and resulting loss of profit) for providing such services.

8.5	If at any time you exceed your Availability, then, in addition to demanding immediate repayment of the excess, we may by notice to you increase our Fees and Charges to reflect our increased risk.

9.	EXPORT/CURRENCY INVOICES

9.1
We may Approve, make Advances and pay the Nominal Amount in Euro for Export Invoices Notified to us representing up to 10% of all your Invoices outstanding from time to time.  If we do this we may adjust the Service Charge to compensate for the additional work involved and a reasonable profit margin thereon.

9.2	Unless we have agreed to make Currency Facility available all Currency Invoices will be converted into Euro at the Bank’s spot rate of exchange on the day on which the Invoice is Notified to us.

ANNEXURE I

List of Customers

ANNEXURE II

Form of Disclosed Pledge Agreement

Confidential

To:           LLOYDS TSB BANK PLC
Staten Bolwerk 1, 2011 MK Haarlem, the Netherlands

Date:                                            2008

Dear Sirs,

DEED OF PLEDGE

1.
We refer to the receivables finance agreement dated on or about the date hereof (the “Agreement”) as the same may be amended, supplemented or restated from time to time, under which we have undertaken to perform certain obligations pursuant to borrowings made, which obligations shall, as a condition of the commitments being made available under the Agreement, be secured, inter alia, by means of a first priority right of pledge that shall be vested over the Invoices for your benefit.

2.	Terms defined in the Agreement shall have the same meaning in this letter, unless a contrary indication appears.

3.
In furtherance of our obligations as set forth above, we are providing for your benefit, a disclosed first ranking right of pledge (openbaar pandrecht eerste in rang) over the Invoices listed in Schedule I, in your favour, in the manner set forth in Article 3:236 paragraph 1 jo. Article 3:98 and 3:94 paragraph 1 of the Dutch Civil Code, for such period as determined in accordance with the Agreement, and as security for the full and proper fulfilment of our obligations.

4.
We acknowledge and agree, that if and to the extent that the Invoices are subject to any right of pledge or other encumbrance, which take priority over this deed of pledge, this right of pledge will have been created with the highest possible priority (rangorde) available at such time of creation.

5.	This letter shall form an integral and inherent part of the Agreement.

6.
This letter may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument.  Delivery of an executed signature page by facsimile shall be as effective as delivery of a manually executed document.

7.
This letter shall be governed by, and construed in accordance with, the law of the Netherlands.  The parties hereto submit to the non-exclusive jurisdiction of the courts of the Netherlands.  The parties hereto waive any defence of inconvenient forum, which may be available.

Please acknowledge your agreement to the terms of this letter by countersigning the attached copy of this letter.

Yours faithfully
…………………………………….
for and on behalf of
[◆]

We agree to the terms set out above.
…………………………………….
for and on behalf of
LLOYDS TSB BANK PLC

Schedule I

Detail of Invoices

Invoice No.	Amount (including interest)	Currency	Invoice Date	Maturity Date	Approved Debtor

ANNEXURE III

Form of Notification to Customers

To:	BY REGISTERED MAIL
[Customer]
Attn: [◆]
[address]

From:	[Client]
[address]

Cc:	[◆]

[city], [date]

Dear Sir/Madam,

RE:	[Company name] - NOTIFICATION OF PLEDGE OF RECEIVABLES

We refer to a disclosed deed of pledge of receivables, dated [◆], by and between [Client] and Lloyds TSB Bank PLC (the “Deed of Pledge”). Capitalised terms used in this Notification to Customers shall have the same meaning given thereto in the Deed of Pledge.

On behalf of Lloyds TSB Bank PLC we hereby notify you that pursuant to the Deed of Pledge, we have created a first priority right of pledge over any and all Invoices payable by you to the Client, by way of security in favour of the Bank for its obligations under the Receivables Finance Agreement.

We instruct you to pay all accounts receivable due to [◆] to the Bank to the following account: [◆].

Please acknowledge receipt of this notice by signing and returning this letter us.

Yours sincerely,

[◆]

By:

[authorised signatory]

For acknowledgement of receipt:

[Customer]

Name:

Title:

Date:

ANNEXURE IV

Form of Undisclosed Pledge Agreement

Confidential

To:           LLOYDS TSB BANK PLC
Staten Bolwerk 1, 2011 MK Haarlem, the Netherlands

Date:                                            2008

Dear Sirs,

DEED OF PLEDGE

1.
We refer to the receivables finance agreement dated on or about the date hereof (the “Agreement”) as the same may be amended, supplemented or restated from time to time, under which we have undertaken to perform certain obligations pursuant to borrowings made, which obligations shall, as a condition of the commitments being made available under the Agreement, be secured, inter alia, by means of a first priority right of pledge that shall be vested over the Invoices for your benefit.

2.	Terms defined in the Agreement shall have the same meaning in this letter, unless a contrary indication appears.

3.
In furtherance of our obligations as set forth above, we are providing for your benefit, an undisclosed first ranking right of pledge (stil pandrecht eerste in rang) over the Invoices listed in Schedule I, in your favour, in the manner set forth in Article 3:239 paragraph 1 jo. Article 3:98 and 3:94 paragraph 1 of the Dutch Civil Code, for such period as determined in accordance with the Agreement, and as security for the full and proper fulfilment of our obligations.

4.
We acknowledge and agree, that if and to the extent that the Invoices are subject to any right of pledge or other encumbrance, which take priority over this deed of pledge, this right of pledge will have been created with the highest possible priority (rangorde) available at such time of creation.

5.	As of the date hereof, we, or our representative, shall submit this letter for registration with the competent Dutch tax authorities (Inspectie Registratie en Successie) with a copy to you.

6.	This letter shall form an integral and inherent part of the Agreement.

7.
This letter may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument.  Delivery of an executed signature page by facsimile shall be as effective as delivery of a manually executed document.

8.
This letter shall be governed by, and construed in accordance with, the law of the Netherlands.  The parties hereto submit to the non-exclusive jurisdiction of the courts of the Netherlands.  The parties hereto waive any defence of inconvenient forum, which may be available.

Please acknowledge your agreement to the terms of this letter by countersigning the attached copy of this letter.

Yours faithfully
…………………………………….
for and on behalf of
[◆]

We agree to the terms set out above.
…………………………………….
for and on behalf of
LLOYDS TSB BANK PLC

Schedule I

Detail of Invoices

Invoice No.	Amount (including interest)	Currency	Invoice Date	Maturity Date	Approved Debtor

OPERATING CONDITIONS - PART IV

PROVISIONS RELATING TO FACTORING CLIENTS ONLY

1	OUR SERVICES

1.1	We will:

1.1.1	run your sales ledger; and

1.1.2	collect payment of your invoices from your Customers by sending them monthly statements and reminder letters where necessary in a format agreed with them.

1.2	We may:

1.2.1
give you information about Customers’ and possible new Customers’ credit status within a reasonable period of you asking us.  We will not be liable to pay any compensation or damages if the information we give is not accurate;

1.2.2	approve, make Advances and pay the Nominal Amount in Euro in respect of Export and/or Currency Invoices; or

1.2.3	provide certain additional services.

2	ASSIGNMENT OF INVOICES

2.1	You hereby assign (or if such assignment is ineffective for any reason you will undertake to pledge) to us on the terms of the Agreement:

2.1.1	all your Invoices which are outstanding on the Start Date; and

2.1.2	all your Invoices, which arise after the Start Date until the Agreement terminates,

from the list of Customers set out in Annex I to these Operating Conditions, as agreed and amended by the parties from time to time.

In order to perfect the assignment of the Invoices as referred to in 2.1.1 you will notify in writing, in accordance with the notification form set out in Annex III to these Operating Conditions, all Customers set out in Annex I to these Operating Conditions of the assignment of their Invoices to us and, insofar as necessary, you hereby provide us the authority to effect such notification ourselves, in the event you fail to deliver such notifications.

In order to perfect the assignment of the Invoices as referred to in 2.1.2 you will execute a deed of assignment substantially in accordance with the form of agreement as set out in Annex II to these Operating Conditions, and notify in writing all Customers as set out in Annex I to these Operating Conditions of the assignment of their Invoices to us in the form set in Annex III and, insofar as necessary, you hereby provide us the authority to effect such notification ourselves, in the event you fail to deliver such notifications.

Neither of us needs to take any further action to transfer to us ownership of your current and future Invoices assigned by this clause.

At the same time as you assign your Invoices to us, you also assign (and will offer to assign) to us Related Rights in relation to those Invoices.  We will credit to your Current Account the Notified Value of any Invoices and their Related Rights so assigned by you to us. Neither of us needs to take any other further action to transfer to us such Related Rights, but you agree to deliver such further documents and take such further actions as we may reasonably require in furtherance of the Agreement in regard to the transfer of such Related Rights. It is specified that in the case of Related Rights which are constituted by negotiable instruments such as bills of exchange, drafts and notes, such instruments will be endorsed to our favour upon the assignment of the corresponding Invoices, in view of collection of such instruments on their maturity dates.

2.2
If an Invoice or its Related Rights is for any reason not formally assigned to us, you will hold such Invoice and its Related Rights for us as our agent and for our account and benefit.  If you receive any cash or other forms of payment for any Invoices, then:

2.2.1	you will hold them for us as our agent and for our account and benefit; and

2.2.2
you will immediately deliver such payments to us (endorsed to us, if necessary) or pay them into the Collection Account or any such bank account as we tell you, but you must not pay them into any other bank account.

2.3	For the avoidance of doubt, we shall have recourse against you in relation to any assignment of Invoices and Related Rights in accordance with the terms of this Agreement.

2.4
As security of your payment obligations under the Agreement, you hereby pledge in our favour, in accordance with Article 3:236 Dutch Civil Code, any credit rights arising from the Invoices, as well as the Invoices themselves and their Related Rights, for the amount resulting from the difference between the aggregate Nominal Amount of the Notified Invoices and the application of the Advance Rate to such aggregate Purchase Price. Upon payment by the Customers of any Invoice, the pledge shall be deemed to be automatically extended to any amounts collected. Enforcement of this pledge shall be effected by means of set-off, compensation or counterclaim. Article 3:236 paragraph 1 jo. Article 3:98 jo. 3:97 and 3:94 paragraph 1 of the Dutch Civil Code apply, mutatis mutandis, to all Invoices and related Rights that come into existence after the date of execution of the Agreement.

2.5
Notwithstanding (but without prejudice to) the foregoing, in order to render the assignment and pledge enforceable against third parties, you will deliver to us on or prior to each date of Notification a valid and duly completed and signed transfer and pledge form covering the Notified Invoices and their Related Rights, and you will deliver such further documents and take such further actions as we may reasonably require in furtherance of the Agreement.  A sample transfer and pledge form for this purpose is attached as Annex II. You undertake to on a [monthly3] basis submit the signed transfer and pledge form, no later than two Business Days after the preceding [month4], for registration purposes and any ancillary or supporting document with the competent Dutch tax authorities (Inspectie der Registratie en Successie).

2.6
In relation to a Factoring Facility provided on a recourse basis, if and as soon as the Customer fails to pay any amount when due (as shown on the relevant Invoice) under the Contract of Sale in respect of a Invoice accepted by the Bank, the Bank shall have the sole right to reassign all or any Invoices and their Related Rights to you in accordance with condition 12 of the Operating Conditions – Part II – Provisions relating to all Clients.

3	YOUR RESPONSIBILITIES

3.1	You must:

3.1.1
raise Invoices in the normal course but including wording which we will provide to you indicating that each one has been assigned to us and ensure that all Invoices are promptly and accurately entered in your sales ledger;

3.1.2	send notices of assignment in a form satisfactory to us of your Invoices to you Customers;

3.1.3	not attempt to collect payment for any Invoices for your own account;

3.1.4	not agree to settle any Invoices;

3.1.5	only issue credit notes in accordance with the Operating Conditions; and

3.1.6	within one month (or other such period as we may reasonably specify) of the end of the quarter to which they relate send your quarterly management accounts to us.

4	OUR FEES AND CHARGES FOR FACTORING CLIENTS

4.1	For the purpose of calculating any Minimum Fee expressed as an annual fee:

_____________________________________
3 Monthly / quarterly / semi-annual / annual.
4 Month / quarter / half year / year.

4.1.1	“annual” means the period from 1 July in any year to 30 June in the next year. The first annual charge will reflect the period from the Start Date to the next 30th June; and

4.1.2	we will divide the fee by 365 and multiply that figure by the number of relevant days elapsed to the date of calculation of the fee.

4.2
We will apply any Additional Service Fee percentage specified in the Commercial Terms to the Notified Value of all Invoices which remain outstanding at the end of the Funding Period.  We will charge this fee in arrears on the last Working Day of each month in respect of that month.

4.3	We may vary the Service Fee or any Minimum Fee on giving you [2] months written notice which expires on or after the end of any Minimum Term.

4.4	We may vary the Discount Charge on giving you [3] months written notice which expires at any time after the end of the Minimum Term.

5	CURRENCY INVOICES

5.1
If an Invoice is a Currency Invoice, we will calculate the Nominal Amount in Euro at the exchange rate agreed between us.  If we do not agree on an exchange rate, we will use the exchange rate on the date we make the Advance.

5.2	We may at your request set up separate Current Accounts for each currency in which we agree to make Advances.

5.3
If we make Advances in a currency other than Euro we may calculate the Discount Charge on the Debit Balance by adding the margin to the Bank’s short term offer rate for the currency in question as determined by us either daily or weekly.

ANNEXURE I

List of Customers

ANNEXURE II

Assignment Agreement

Confidential

To:           LLOYDS TSB BANK PLC
Staten Bolwerk 1, 2011 MK Haarlem, the Netherlands

Date:                                            2008

Dear Sirs,

DEED OF ASSIGNMENT

1.
We refer to the receivables finance agreement dated on or about the date hereof (the “Agreement”) as the same may be amended, supplemented or restated from time to time, under which we have undertaken to assume responsibility for the collection of the Invoices which results into an assignment of the Invoices as listed herein in Schedule I.

2.	Terms defined in the Agreement shall have the same meaning in this letter, unless a contrary indication appears.

3.
In furtherance of our obligations as set forth above, title to the Invoices is transferred to you by (i) execution and delivery of this deed of assignment and (ii) giving notice to the Customers, in accordance with Article 3:94(1) of the Dutch Civil Code.

4.
We acknowledge and agree, that if and to the extent that the Invoices are subject to any assignment or other encumbrance, which take priority over this deed of assignment, this assignment will have been created with the highest possible priority (rangorde) available at such time of creation.

5.	This letter shall form an integral and inherent part of the Agreement.

6.
This letter may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument.  Delivery of an executed signature page by facsimile shall be as effective as delivery of a manually executed document.

7.
This letter shall be governed by, and construed in accordance with, the law of the Netherlands.  The parties hereto submit to the non-exclusive jurisdiction of the courts of the Netherlands.  The parties hereto waive any defence of inconvenient forum, which may be available.

Please acknowledge your agreement to the terms of this letter by countersigning the attached copy of this letter.

Yours faithfully
…………………………………….
for and on behalf of
[◆]

We agree to the terms set out above.
…………………………………….
for and on behalf of
LLOYDS TSB BANK PLC

Schedule I

Detail of Invoices

Invoice No.	Amount (including interest)	Currency	Invoice Date	Maturity Date	Approved Debtor

ANNEXURE III

Form of Notification to Customers

To:	BY REGISTERED MAIL [Customer] Attn: [◆] [address]

From:	[Client] [address]

Cc:	[◆]

[city], [date]

Dear Sir/Madam,

RE:	[Company name] - NOTIFICATION OF ASSIGNMENT

We refer to the assignment of receivables, dated [◆], by and between [Company] and Lloyds TSB Bank PLC (the “Assignment Agreement”). Capitalised terms used in this Notification shall have the same meaning given thereto in the Assignment Agreement.

On behalf of the Company we hereby notify you that pursuant to the Assignment Agreement, payments in respect of this claim must be made, from the date of this notice, to the Bank at [fill in details Collection Account and specifics of payment].

Please acknowledge receipt of this notice by signing and returning this letter us.

Yours sincerely,

[◆]

By:

[authorised signatory]

For acknowledgement of receipt:

[Customer]

Name:

Title:

Date:

OPERATING CONDITIONS - PART V

PROVISIONS RELATING TO EXPORT AND CURRENCY FACILITIES

1	EXPORT AND CURRENCY FACILITIES

1.1	Export Facilities will only be made available in respect of Invoices owing by Customers from Approved Countries and denominated in Approved Currencies.

1.2	We may maintain separate Current Accounts for each currency and each Approved Country in which we agree to make Advances.

1.3	Currency Facilities will only be provided in an Approved Currency other than Euro.

1.4
Unless we agree otherwise, you will arrange for Currency Invoices in respect of which we agree to provide an Export Facility to be credit insured and for our interest to be noted on the insurance policy.

2	OUR FEES AND CHARGES

2.1
We will calculate and charge the Service Fee payable on Currency Invoices in the Approved Currency in which such Invoices are denominated.  On each anniversary of the Start Date we will convert those Service Fees paid by you on such Currency Invoices into Euro at the Bank’s spot rate of exchange on the date of such conversion and add them to the other service fees paid by you during that year to determine if you have paid any Minimum Fee we have agreed.

OPERATING CONDITIONS - PART VI

PROVISIONS RELATING TO RECEIVABLES FACILITIES

1.	PURPOSE OF THE FACILITY

1.1	You shall apply all amounts borrowed in accordance with the Asset Based Finance Agreement.

2.	INTEREST

2.1	The rate of interest on the Facility is the percentage rate per annum which is the aggregate of the applicable:

3.6.1	Margin; and

2.1.1	EURIBOR.

We shall notify you promptly upon the determination of the rate of interest under the Agreement.

2.2	You shall pay accrued interest on the Facility in arrears on each Interest Payment Date, on which date we shall charge your Current Account with the amount due.

2.3
If you fail to pay any amount payable under the Agreement on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgement) at the rate determined as the Default Interest.

Any interest, commission or fee accruing under the Agreement will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

3.	REPAYMENT

3.1	You shall repay all amounts outstanding under the Facility on the Final Repayment Date.

4.	PREPAYMENT

4.1	Any prepayment shall be made in accordance with the provisions of this Agreement and you may reborrow amounts subject to the provisions of this Agreement.

5.	SECURITY

As security for your Secured Obligations you shall grant in our favour, whether or not in advance, an undisclosed first priority right of pledge (stil pandrecht eerste in rang) on all your Invoices in the manner set forth in Article 3:239 paragraph 1 of the Dutch Civil Code, and in accordance with the form requested by us.

5.1
Until notice from us to the contrary, you will direct your Customers to settle their Invoices by making payment directly into a Collection Account. If you receive payment you will immediately upon receipt pay it into the Current Account

5.2
As security for your Secured Obligations you shall grant in our favour, whether or not in advance, a disclosed first priority right of pledge (openbaar pandrecht eerste in rang) over the balances in the Collection Accounts, in the manner set forth in Article 3:236 paragraph 2 jo. Article 3:98 jo 3:94 paragraph 1 of the Dutch Civil Code, and in accordance with the form requested by us.

5.3
As security for your Secured Obligations you shall grant in our favour, whether or not in advance, a non-possessory first priority right of pledge (vuistloos pandrecht eerste in rang) over all of your stock and inventory, in the manner set forth in Article 3:237 of the Dutch Civil Code, and in accordance with the form requested by us.

5.4
Where we have agreed that the Agreement is confidential, then, for the moment, neither you nor we will notify your Customers that you have pledged your Invoices to us.  However, we may at any time vary or terminate your agency to collect either some or all of your Invoices.  We may:

5.4.1	give (or require you to give) notice to some or all of your Customers of the pledge of their Invoices and the Related Rights to us;

5.4.2	either simultaneously with giving such notice or at a later date, instruct your Customers to pay us directly;

5.4.3           require you to send us a copy of your sales and purchase ledger and such other records as we may require;

5.4.4	require you to forward all Invoices to us for issuing by us and we will, at your expense, administer Customers’ accounts.

5.5
You will confirm to your Customers the effect of any notice served on them and you will cease collect Invoices.  The provisions of condition 5 of the Operating Conditions – Part II – Provisions relating to all Clients shall then apply.

5.6	You will pay those costs specified in the Commercial Terms for maintaining the Collection Account.

5.7
You hereby authorise us or any person nominated by us to contact your Customers to verify the amount of each Invoice due from them, the due date for payment and in the case of overdue Invoices, the date when payment can be expected.  You will assist us or our nominee in any way we require and you authorise us and them to disclose their identity if required to do so by law or if requested by a Customer.

6	INFORMATION AND REPORTING REQUIREMENTS

6.1
You will maintain a monthly open item ageing analysis, in such form as we may require, showing the position of each Customer’s account on the last day of each month, including details of any outstanding credit balances.

6.2	You will supply to us wherever possible via the Website (or at our option make available for inspection by us) the following documents and/or information forthwith upon our request:

6.2.1	copies of Invoices and all debit and credit notes or other documents evidencing how an Invoice is reduced, paid or otherwise satisfied;

6.2.2	the full terms of any Contract of Sale;

6.2.3	proof of the complete performance of each Contract of Sale;

6.2.4	such other information and evidence as we may require relating to Invoices Related Rights or Contracts of Sale;

6.2.5	daily a report detailing monies collected by you as our agent; and

6.2.6	within 15 days of the end of the month to which they relate or promptly upon our request copies of:

6.2.7	your open item ageing analysis;

6.2.8	your sales ledger control account with a reconciliation of it to our month end statement;

6.2.9	your reconciliation of cash receipts into the Collection Account;

6.2.10	your purchase ledger; and

6.2.11	within one month (or other such period as we may reasonably specify) of the end of the month to which they relate your monthly management accounts.

7           NON-NOTIFIABLE INVOICES

7.1	Until we give you notice to the contrary, you must not Notify us of the following Invoices:

7.1.1	Invoices due from a director, officer, shareholder or employee of yours;

7.1.2
Invoices due from any other person with which you maintain, other than your habitual commercial or professional dealings, de facto or de jure economic or financial links whether direct or indirect, or with which you have shareholders, partners, directors, officers or managers in common;

7.1.3	Invoices due from the sale of any of your capital assets;

7.1.4	Invoices which are not due in respect of your trade, occupation or profession;

7.1.5	Invoices where the Customer does not have an established place of business;

7.1.6	Invoices arising under a hire purchase, leasing or consumer credit sale agreement;

7.1.7	Invoices due in respect of Goods delivered on sale or return or on approval;

7.1.8
Invoices arising under any Contract of Sale involving advance payments, conditional sales, consignment sales, sales for which a provisional or pro forma invoice has been issued, and Invoices for costs, interest for late payment or other penalties to be paid by the Customer;

7.1.9	Invoices arising under any Contract of Sale with the State or any local government body or any entity subject to public law and benefiting from sovereign or other immunity;

7.1.10
Invoices arising under any Contract of Sale with a Customer who supplies goods or services to you and which may therefore be subject to rights of set-off, contra accounting, compensation, defence or cross-claim;

7.1.11	those additional Invoices referred to in the Agreement as Additional Non-Notifiable Invoices; and/or

7.1.12	Export Invoices representing more than 10% of all your Invoices outstanding from time to time. We may at any time require you to Notify us of Non-Notifiable Invoices.

7.1.13	We will Disapprove Non-Notifiable Invoices.

7.1.14	We shall only make a Service Fee in respect of Non-Notifiable Invoices after we have given you notice under condition 5.2 above.

8           OUR SERVICES

8.1	In return for the Service Charge we will at your request or at any other time should we so decide provide the following services relative to Notified Invoices:

8.1.1	advice on improvements to your collection procedures and assessing your need for credit insurance;

8.1.2	general advice on standard sales contracts, terms of payment, the use of settlement discounts, evaluating the effect of changing invoicing methods and terms;

8.1.3	provision of statistical information based upon Invoices Notified to us;

8.1.4	advice on export debtor procedures and the specific requirements of major trading countries where we have arrangements with correspondents;

8.1.5	assistance in reviewing general terms and conditions of suppliers in relation to their reservations of title;

8.1.6	advice on your relationship with your bankers;

8.1.7	checking and advising you on the accuracy of the monthly reconciliation of your sales ledger to our month end statement;

8.1.8	advice on your need for foreign exchange facilities or contingent liability cover;

8.1.9	daily information as to the status of your accounts with us;

8.1.10	reviewing your reconciliation and monitoring the operation of the Collection Account, including detailing dishonoured cheques or other defects in payment;

8.1.11	liaising with lawyers or other agents instructed to collect Invoices; or

8.1.12	inspecting your books and records relating to Invoices, including:

8.1.13	general systems;

8.1.14	maintenance of sales ledger;

8.1.15	dunning cycles;

8.1.16	overdue Invoices;

8.1.17	control systems.

8.2	The provision of any of the services in this condition 9 shall be without responsibility on our part to the fullest extent permitted by law.

ANNEXURE I

List of Customers